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                                                                  EXECUTION COPY


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                                CREDIT AGREEMENT


                                     AMONG


                          SILICON VALLEY GROUP, INC.,

                         SVG LITHOGRAPHY SYSTEMS, INC.


                                      AND


                             THE BANKS NAMED HEREIN


                                      AND


                              ABN AMRO BANK N.V.,
                      SAN FRANCISCO INTERNATIONAL BRANCH,
                                    AS AGENT




                             AS OF DECEMBER 7, 1995





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                               TABLE OF CONTENTS

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
SECTION I.                INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.01.            Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.02.            GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.03.            Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.04.            Plural Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.05.            Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.06.            Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.07.            Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.08.            Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.09.            Calculation of Interest and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.10.            Other Interpretive Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SECTION II.               CREDIT FACILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.01.            Revolving Loan Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.02.            Letter of Credit Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.03.            Additional Amount Limitations, Commitment Reductions, Etc.  . . . . . . . . . . . . . . . .  12
         2.04.            Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.05.            Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.06.            Other Payment Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.07.            Notes and Interest Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.08.            Loan Funding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.09.            Pro Rata Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.10.            Change of Circumstances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.11.            Taxes on Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.12.            Funding Loss Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.13.            Administrative Role . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION III.              CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.01.            Conditions Precedent to Initial Borrowing or Initial Letter of Credit . . . . . . . . . . .  25
         3.02.            Conditions Precedent to Each Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.03.            Conditions Precedent to Letter of Credit Issuance . . . . . . . . . . . . . . . . . . . . .  25
         3.04.            Conditions Precedent to Each Credit Event . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.05.            Covenant to Deliver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION IV.               REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.01.            Borrowers' Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION V.                COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.01.            Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.02.            Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

SECTION VI.               DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         6.01.            Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         6.02.            Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52





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
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
SECTION VII.              AGENT AND RELATIONS AMONG BANKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         7.01.            Appointment, Powers and Immunities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         7.02.            Reliance by Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.03.            Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.04.            Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         7.05.            Non-Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         7.06.            Resignation of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         7.07.            Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         7.08.            Agent in Its Individual Capacity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

SECTION VIII.             LIABILITIES OF BORROWERS, GUARANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.01.            Liabilities of Borrowers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.02.            Joint and Several Liability of Borrowers, Guaranties  . . . . . . . . . . . . . . . . . . .  56
         8.03.            Authorized Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         8.04.            Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         8.05.            Subordination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

SECTION IX.               MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         9.01.            Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         9.02.            Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         9.03.            Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         9.04.            Waivers; Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         9.05.            Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         9.06.            Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         9.07.            Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         9.08.            No Third Party Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.09.            Partial Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.10.            Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.11.            Usury . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         9.12.            Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         9.13.            Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         9.14.            Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

SECTION X.                EFFECTIVE DATE OF CREDIT AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         10.01.           Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         10.02.           Effect of this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69





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SCHEDULES

            I             Banks
         1.01             Definitions
         3.01             Initial Conditions Precedent

ANNEXES

         4.01(b)          Subsidiaries Corporate Status
         4.01(g)          Title Exceptions
         4.01(i)          Litigation
         4.01(o)          Acquisition Agreements
         4.01(u)          Insurance
         5.01(c)          Quarterly Financial Template
         5.02(e)          Existing Guarantees
         II               Cash Equivalents

EXHIBITS

         A                Notice of Borrowing (2.01(b))
         B                Notice of Conversion (2.01(d))
         C                Revolver Extension Request (2.01(h))
         D                Note (2.07(a))
         E                Auditor's Letter (5.01(c))
         F                Covenant Compliance Certificate (5.01(c))
         G                Assignment Agreement (9.04(c))





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                                CREDIT AGREEMENT


       THIS CREDIT AGREEMENT, dated as of December 7, 1995, is entered into by and among:

              (1) SILICON VALLEY GROUP, INC., a Delaware corporation ("SVG") and SVG LITHOGRAPHY SYSTEMS, INC., a Delaware corporation ("SVGL") (SVG and SVGL are, individually, a "Borrower" and, collectively, "Borrowers");

              (2) Each of the financial institutions from time to time listed in Schedule I hereto, as amended from time to time (such financial institutions to be referred to herein collectively as the "Banks"); and

              (3) ABN AMRO BANK N.V., San Francisco International Branch ("ABN"), as agent for the Banks (in such capacity, "Agent");


                                    RECITALS

       A. Borrowers have requested the Banks to provide certain credit facilities to Borrowers to refinance certain existing indebtedness and for general corporate purposes.

       B. The Banks are willing to provide such credit facilities upon the terms and subject to the conditions set forth herein.


                                   AGREEMENT

       NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:


SECTION I.    INTERPRETATION.

       1.01. Definitions. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth in Schedule 1.01, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term in Schedule 1.01 or in the provision of this Agreement or the other Credit Document referenced in Schedule 1.01.

       1.02. GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP. If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, (a) Borrowers, Agent and the Banks agree to negotiate in good faith to amend this Agreement within sixty
(60) days after such change in such respects as are necessary to conform those covenants as criteria for evaluating Borrowers' financial condition to substantially the same criteria as were effective prior to such change in GAAP,
(b) Borrowers shall be deemed to be in compliance with such covenants during the sixty (60) day period following any such change in GAAP if and to the extent that Borrowers would have been in compliance therewith under GAAP as in effect immediately prior to such change, and (c) from and after the effective date of such amendment (which shall be in no event later than the 61st day following such change in GAAP) all financial information required hereunder shall be in conformance with GAAP as so changed.

       1.03. Headings. Headings in this Agreement and each of the other Credit Documents are for convenience of reference only and are not part of the substance hereof or thereof.

       1.04. Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

       1.05. Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean San Francisco, California time, unless otherwise indicated.

       1.06. Governing Law. This Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.

       1.07. Construction. This Agreement is the result of negotiations among, and has been reviewed by, Borrowers, Agent, each Bank and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrowers, Agent or any Bank.

       1.08. Entire Agreement. This Agreement and each of the other Credit Documents dated as of the date hereof, taken together, constitute and contain the entire agreement of Borrowers, the Banks and Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof; provided, however, that this Agreement and the other Credit Documents shall not be deemed to impair any obligation of Borrowers to pay the fees and other expenses set forth in the Agent's Fee Letter.

       1.09. Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit Documents for any period shall include the first day of such period and exclude the last day of such period.

       1.10. Other Interpretive Provisions. References in this Agreement to "Recitals," "Sections," "Paragraphs," "Subparagraphs," "Exhibits," "Schedules" and "Annexes" are to recitals, sections, paragraphs, subparagraphs, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Credit Documents to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words "include" and "including" and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive.


SECTION II.   CREDIT FACILITIES.

       2.01.  Revolving Loan Facility.

              (a) Revolving Loan Availability. Subject to the terms and conditions of this Agreement (including the amount limitations set forth in Paragraph 2.03), each Bank severally agrees to advance to each Borrower from time to time during the period beginning on the Closing Date and ending on the Maturity Date such loans as such Borrower may request under this Paragraph 2.01 (individually, a "Loan"); provided, however, that (i) the aggregate principal amount of all Loans made by such Bank at any time outstanding shall not exceed such Bank's Commitment at such time, (ii) the aggregate principal amount of all Loans made by all Banks at any time outstanding shall not exceed the Total Commitment at such time, and (iii) no more than twelve (12) Borrowings may be outstanding at any one time. All Loans shall be made on a pro rata basis by the Banks in accordance with their respective Proportionate Shares, with each Borrowing to be comprised of a Loan by each Bank equal to such Bank's Proportionate Share of such Borrowing. Except as otherwise provided herein, Borrowers may borrow, repay and reborrow Loans until the Maturity Date.

              (b) Notice of Borrowing. A Borrower shall request each Borrowing by delivering to Agent an irrevocable written





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
       notice in the form of Exhibit A, appropriately completed (a "Notice of Borrowing"), which specifies, among other things:

                     (i)    The principal amount of the requested Borrowing;

                     (ii)   Whether the requested Borrowing is to consist of
              (A) Loans which bear interest as provided in clause (i) of Subparagraph 2.01(c) (individually, a "Base Rate Loan"), or (B) Loans which bear interest as provided in clause (ii) of Subparagraph 2.01(c) (individually, a "LIBOR Loan");

                     (iii) The date of the requested Borrowing, which shall be a Business Day;

                     (iv) If the requested Borrowing is to consist of LIBOR Loans, the initial Interest Period selected by such Borrower for such Loans in accordance with Subparagraph 2.01(e); and

                     (v) The account or accounts to which such Borrowing is to be disbursed.

       Borrowers shall give each Notice of Borrowing to Agent at least three
       (3) Business Days before the date of the requested Borrowing in the case of a Borrowing consisting of LIBOR Loans, and at least one (1) Business Day before the date of the requested Borrowing in the case of a Borrowing consisting of Base Rate Loans. Each Notice of Borrowing shall be delivered by first-class mail or telecopy to Agent at the office or telecopy number and during the hours specified in Paragraph 9.01; provided, however, that Borrowers shall promptly deliver to Agent an originally executed copy of any Notice of Borrowing initially delivered by telecopy. Agent shall promptly notify each Bank of the contents of each Notice of Borrowing and of the amount and Type of each Loan to be made by such Bank as part of the requested Borrowing. Each Borrowing consisting of Base Rate Loans shall be in a minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof. Each Borrowing consisting of LIBOR Loans shall be in a minimum amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

              (c) Interest Rates. Each Borrower shall pay interest on the unpaid principal amount of each of their respective Loans from the date of such Loan until the maturity thereof, at one of the following rates per annum:

                     (i) During such periods as such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate, such rate to change from time to time as the Base Rate shall change; and





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
                     (ii) During such periods as such Loan is a LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan to the LIBO Rate for such Interest Period plus one percent (1.00%);

       provided, however, that each of the rates set forth in clauses (i) and
       (ii) of this Subparagraph 2.01(c) shall be increased by two percent (2.00%) per annum on the date an Event of Default occurs and shall continue at such increased rate unless and until such Event of Default is waived in accordance with this Agreement. All Loans in each Borrowing shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates. All computations of interest on Base Rate Loans shall be based on a year of 365 or 366 days for actual days elapsed. All computations of interest on LIBOR Loans shall be based on a year of 360 days for actual days elapsed.

              (d) Conversion of Loans. Borrowers may convert all Loans in any Borrowing consisting of Base Rate Loans into LIBOR Loans and all Loans in any Borrowing consisting of LIBOR Loans into Base Rate Loans; provided, however, that any conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. A Borrower shall request such a conversion by an irrevocable written notice to Agent in the form of Exhibit B, appropriately completed (a "Notice of Conversion"), which specifies, among other things:

                     (i)    The Borrowing which is to be converted;

                     (ii) The Type of Loans into which such Loans are to be converted;

                     (iii) If such Loans are to be converted into LIBOR Loans, the initial Interest Period selected by such Borrower for such Loans in accordance with Subparagraph 2.01(e); and

                     (iv) The date of the requested conversion, which shall be a Business Day.

       Borrowers shall give each Notice of Conversion to Agent at least three
       (3) Business Days before the date of the requested conversion in the case of a conversion into LIBOR Loans and at least one (1) Business Day before the date of the requested conversion in the case of a conversion into Base Rate Loans. Each Notice of Conversion shall be delivered by first-class mail or telecopy to Agent at the office or telecopy number and during the hours specified in Paragraph 9.01; provided, however, that Borrowers shall promptly deliver to Agent an originally executed copy of any Notice of Conversion initially delivered by telecopy. Agent





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
       shall promptly notify each Bank of the contents of each Notice of Conversion.

              (e)    LIBOR Loan Interest Periods.

                     (i) The initial and each subsequent Interest Period selected by either Borrower for a LIBOR Loan shall be one (1), two (2), three (3) or six (6) months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period for a LIBOR Loan which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (C) no Interest Period shall end after the Maturity Date.

                     (ii) Each Borrower shall notify Agent by an irrevocable written notice at least three (3) Business Days prior to the last day of each Interest Period for such Borrower's LIBOR Loans of the Interest Period selected by such Borrower for the next succeeding Interest Period for such Loans. Such notice (a "Notice of Interest Period Selection") shall be delivered by first-class mail or telecopy to Agent at the office or telecopy number and during the hours specified in Paragraph 9.01; provided, however, that Borrowers shall promptly deliver to Agent an originally executed copy of any Notice of Interest Period Selection initially delivered by telecopy. Agent shall promptly notify each Bank of the contents of each Notice of Interest Period Selection. If a Borrower fails to notify Agent of the next Interest Period for such Borrower's LIBOR Loans in accordance with this Subparagraph 2.01(e), such Loans shall automatically convert to Base Rate Loans on the last day of the current Interest Period therefor.

              (f) Scheduled Loan Payments. Each Borrower shall repay to each Bank on the Maturity Date the unpaid principal amount of each Loan made to such Borrower by such Bank. Each Borrower shall pay accrued interest on the unpaid principal amount of each of their respective Loans (A) in the case of a Base Rate Loan, on the last Business Day in each calendar quarter, (B) in the case of a LIBOR Loan, on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, in the case of a LIBOR Loan, every three
       (3) months); and (C) in
       the case of all Loans, upon prepayment (to the extent thereof) and at maturity.

              (g) Purpose. Borrowers shall use the proceeds of the Loans for their respective working capital and general corporate needs.

              (h) Maturity Date Extensions. On or before the last Business Day which is sixty (60) days prior to each anniversary date of the Closing Date, Borrowers may request the Banks to extend such Maturity Date for an additional one-year period. Borrowers shall request each such extension by appropriately completing, executing and delivering to Agent a written request in the form of Exhibit C (a "Revolver Extension Request"). Borrowers understand that this Subparagraph 2.01(h) is included in this Agreement for Borrowers' convenience in requesting extensions and acknowledge that neither Agent nor any of the Banks has promised (either expressly or by implication), and neither Agent nor any of the Banks has any obligation or commitment, to extend the Maturity Date at any time. Agent shall promptly deliver to each Bank three (3) copies of each Revolver Extension Request received by Agent. If a Bank, in its sole and absolute discretion, consents to any Revolver Extension Request, such Bank shall evidence such consent by executing and returning two (2) copies of the Revolver Extension Request to Agent not later than the last Business Day which is thirty (30) days after the date Borrowers delivered to Agent the Revolver Extension Request. Any failure by any Bank to execute and return a Revolver Extension Request shall be deemed a denial thereof. If Borrowers shall deliver a Revolver Extension Request to Agent pursuant to the first sentence of this Subparagraph 2.01(h), then not later than the last Business Day which is thirty-five (35) days after the date Borrowers delivered to Agent the Revolver Extension Request, Agent shall notify Borrowers in writing whether (i) Agent has received a copy of the Revolver Extension Request executed by each Bank, in which case the definition of "Maturity Date" set forth in Schedule 1.01 shall be deemed amended as provided in the Revolver Extension Request as of the date of such written notice from Agent to Borrowers, or (ii) Agent has not received a copy of the Revolver Extension Request executed by each Bank, in which case such Revolver Extension Request shall be deemed denied. Agent shall deliver to Borrowers, with each written notice under clause (i) of the preceding sentence which notifies Borrowers that Agent has received a Revolver Extension Request executed by each Bank, a copy of the Revolver Extension Request so executed by each Bank.

       2.02.  Letter of Credit Facility.

              (a) Letter of Credit Availability. Subject to the terms and conditions of this Agreement (including the amount limitations set forth in Paragraph 2.03), ABN (in its capacity as the issuer of letters of credit under this Paragraph 2.02, "Issuing Bank") agrees to issue on behalf of each Borrower from time to time during the period beginning on the Closing Date and ending on the Maturity Date such letters of credit as such Borrower may request under this Paragraph 2.02 (individually, a "Letter of Credit"); provided, however, that:

                     (i) The aggregate amount available for drawing under all Letters of Credit at any time outstanding shall not exceed the lesser of (A) Ten Million Dollars ($10,000,000) (such amount, as reduced from time to time pursuant to this Agreement, to be referred to herein as the "LC Commitment") and (B) the Total Commitment at such time;

                     (ii) Each Letter of Credit shall be in a minimum Stated Amount of five hundred thousand Dollars ($500,000);

                     (iii) Each Letter of Credit shall have an expiration date which is not later than the Maturity Date;

                     (iv) Each Letter of Credit shall be an irrevocable standby Letter of Credit issued for a purpose permitted by Subparagraph 2.02(g);

                     (v) Except as otherwise provided herein, each Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits as most recently published by the International Chamber of Commerce prior to the date of issuance of such Letter of Credit (the terms of which are hereby incorporated by reference with respect to each Letter of Credit); and

                     (vi) Each Letter of Credit shall be in a form reasonably acceptable to Issuing Bank.

       Except as otherwise provided herein, Borrower may request Letters of Credit, cause or allow Letters of Credit to expire and request additional Letters of Credit until the Maturity Date.

              (b) LC Application. Each Borrower shall request each Letter of Credit by delivering to Agent and Issuing Bank an irrevocable written application in a form reasonably acceptable to Issuing Bank, appropriately completed (an "LC Application"), which specifies, among other things:

                     (i)    The Stated Amount of the requested Letter of
              Credit;

                     (ii) The name and address of the beneficiary of the requested Letter of Credit;

                     (iii) The expiration date of the requested Letter of Credit;

                     (iv) The documentary conditions for drawing under the requested Letter of Credit; and

                     (v) The date of issuance for the requested Letter of Credit, which shall be a Business Day.

       Borrower shall give each LC Application to Issuing Bank at least three
       (3) Business Days before the proposed date of issuance of the requested Letter of Credit. Each LC Application shall be delivered by first-class mail or facsimile to Agent and Issuing Bank at their respective offices or facsimile numbers and during the hours specified in Paragraph 9.01; provided, however, that Borrower shall promptly deliver to Issuing Bank the original of any LC Application initially delivered by facsimile. Agent shall promptly notify each Bank of the contents of each LC Application. In the event of any conflict between the terms of this Agreement and the terms of any LC Application, the terms of this Agreement shall control.

              (c)    Reimbursement.   Not later than 10:00 a.m. on the date of
       any payment by Issuing Bank of any drawing under any Letter of Credit (a "Drawing Payment") or, if later, one (1) Business Day after Issuing Bank notifies the Borrower which is the account party of a Letter of Credit that Issuing Bank intends to make or has made a Drawing Payment on such Letter of Credit, the Borrower which is the account party thereof shall make or cause to be made a payment in the amount of such Drawing Payment, together with interest thereon from the date such Drawing Payment is made at a rate per annum equal to the Base Rate plus (a "Reimbursement Payment") to Issuing Bank; provided, however, that such Borrower shall make such Reimbursement Payment to, or cause such Reimbursement Payment to be made to, Agent for the benefit of the Banks if, prior to the time such Reimbursement Payment is made, Issuing Bank has notified such Borrower that it has requested the Banks pursuant to Subparagraph 2.02(e) to pay to Issuing Bank their respective Proportionate Shares of the Drawing Payment made by Issuing Bank. If any such Reimbursement Payment is made to Agent, Agent shall promptly pay, to each Bank which has paid its Proportionate Share of the Drawing Payment, such Bank's

       Proportionate Share of the Reimbursement Payment and shall promptly pay to Issuing Bank the balance of such Reimbursement Payment, together, in each case, with interest thereon at a per annum rate equal to the Federal Funds Rate, as in effect from time to time, from the date Agent receives such Reimbursement Payment to the date on which Agent makes such payment.

              (d) Reimbursement Obligation Absolute. The obligation of each Borrower to reimburse Issuing Bank or the Banks, as the case may be, for Drawing Payments (such obligation to be referred to herein as a "Reimbursement Obligation") shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under and without regard to any circumstances, including (i) any lack of validity or enforceability of any of the Credit Documents, (ii) any amendment or waiver or any consent to departure from all or any terms of any of the Credit Documents, (iii) the existence of any claim, setoff, defense or other right which either Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit, Agent, any Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or in the other Credit Documents, or in any unrelated transaction, (iv) any breach of contract or dispute between Borrower, Agent, any Bank or any other Person, (v) any demand, statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (vi) payment by Issuing Bank under any Letter of Credit against presentation of a demand for payment which does not comply with the terms of such Letter of Credit, (vii) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by Agent or any Bank, with or without notice to or approval by either Borrower, with respect to such Borrower's Obligations, or (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; provided, however, that this Subparagraph 2.02(d) shall not abrogate any right which either Borrower may have to recover damages from Issuing Bank pursuant to Subparagraph 2.02(f).

              (e) Bank Participation. Each Bank severally agrees with Issuing Bank to participate in the extension of credit arising from the issuance of Letters of Credit by Issuing Bank in an amount equal to such Bank's Proportionate Share of the Stated Amount of the Letters of Credit from time to time issued by Issuing Bank, and the issuance of any Letter of Credit shall be deemed a confirmation by each Bank of such participation in such amount. Issuing Bank may request the Banks to pay to Issuing Bank all or any portion of any Drawing Payment made or to be made by Issuing Bank under any Letters of Credit (up to each such Bank's Proportionate

       Share) issued by it by delivering to each Bank (with a copy to the respective Borrower), at any time after the drawing for which such payment is requested has been made upon Issuing Bank, a written request for such payment which specifies the amount of such Drawing Payment and the date on which such Drawing Payment is to be made or was made; provided, however, that Issuing Bank shall not request the Banks to make any payment under this Subparagraph 2.02(e) in connection with any portion of a Drawing Payment for which Issuing Bank has been reimbursed from a Reimbursement Payment by a Borrower unless such Reimbursement Payment has been thereafter recovered by such Borrower. Upon receipt of any such request for payment from Issuing Bank, each Bank shall pay to Issuing Bank such Bank's Proportionate Share of the applicable portion of such Drawing Payment, together with interest thereon at a per annum rate equal to (i) the daily Federal Funds Rate during the period from the date of such request for payment through the third Business Day thereafter, and (ii) the Base Rate thereafter. Each Bank's obligation to make each such payment to Issuing Bank shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence or continuance of any Default or Event of Default, or the failure of any other Bank to make any payment under this Subparagraph 2.02(e), and each Bank further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

              (f) Commercial Practices. Each Borrower agrees that neither Agent nor any Bank (nor any of their respective directors, officers or employees) shall be liable or responsible for (i) the use which may be made of the Letters of Credit or for any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents other than the Letters of Credit, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged or any statement therein prove to be untrue or inaccurate in any respect whatsoever; (iii) payment by Issuing Bank against presentation of documents which do not comply with the terms of the respective Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or
       (iv) any other circumstances whatsoever in making or failing to make payment under the respective Letter of Credit, except only that Issuing Bank shall be liable to the respective Borrower for acts or events described in clauses (i) through (iv) above, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by such Borrower which such Borrower proves were caused by (1) Issuing Bank's willful misconduct or gross negligence in determining whether a drawing made under a Letter of Credit complies with the terms and conditions therefor stated in such Letter of

       Credit, or (2) Issuing Bank's willful failure to pay under a Letter of Credit after a drawing by the beneficiary thereof strictly complying with the terms and conditions of such Letter of Credit. Without limiting the foregoing, Issuing Bank may accept a drawing that appears on its face to be in order, without responsibility for further investigation. Subject to the rights of Borrowers under this subparagraph, the determination of whether a drawing has been made under a Letter of Credit prior to its expiration or whether a drawing made under a Letter of Credit is in proper and sufficient form shall be made by Issuing Bank in its sole discretion, which determination shall be conclusive and binding upon Borrowers to the extent permitted by law. Each Borrower hereby waives any right to object to any payment made under any Letter of Credit with regard to a drawing that is in the form provided in such Letter of Credit but which varies with respect to punctuation, capitalization, spelling or similar matters of form.

              (g) Purpose. Letters of Credit may be issued to support either Borrower's performance obligations to (i) customers which have advanced money to such Borrower, (ii) lessors for obligations arising under real property leases, and (iii) equipment lessors and suppliers for obligations arising under personal property leases or Borrower's payment obligations to suppliers of goods or services, in each case arising in the ordinary course of business as presently conducted.

       2.03.  Additional Amount Limitations, Commitment Reductions, Etc.

              (a) Outstanding Credit. The sum at any time (without duplication) of the aggregate principal amount of all Loans then outstanding, the aggregate amount available for drawing under all Letters of Credit then outstanding and the aggregate amount of all Reimbursement Obligations then outstanding (such sum to be referred to herein as the "Outstanding Credit") shall not exceed an amount at such time equal to Seventy-Five Million Dollars ($75,000,000) or, if reduced pursuant to Subparagraph 2.03(b) or otherwise, the lesser amount to which reduced (such amount, as so reduced from time to time, to be referred to herein as the "Total Commitment"). Banks and Agent shall have no obligation to make any Loans or to issue, or increase the Stated Amount of, any Letter of Credit, if such Credit Event would cause the Outstanding Credit to exceed the Total Commitment.

              (b) Reduction or Cancellation of Commitments. Borrowers may, upon thirty (30) days written notice to Agent, permanently reduce the Total Commitment by the amount of Three Million Dollars ($3,000,000) or an integral multiple thereof or cancel the Total Commitment in its entirety; provided, however, that (i) Borrowers may not reduce the Total Commitment prior to the Maturity Date, if, after giving effect to such reduction, the Outstanding Credit or the LC Commitment would exceed the Total Commitment, and (ii) Borrowers may not cancel the Total Commitment prior to the Maturity Date, if, after giving effect to such cancellation, any Loan, Letter of Credit or Reimbursement Obligation would remain outstanding.

              (c) Effect of Commitment Reductions. From the effective date of any reduction of the Total Commitment, the Commitment Fees shall be computed on the basis of the Total Commitment as so reduced. Once reduced or cancelled, the Total Commitment may not be increased or reinstated without the prior written consent of all Banks. Any reduction of the Total Commitment pursuant to this Subparagraph 2.02(c) shall be applied ratably to reduce each Bank's Commitment in accordance with clause (i) of Subparagraph 2.09(a).

       2.04.  Fees.

              (a) Agent's Fees. Borrowers together shall pay to Agent, for its own account, arrangement fees and agent's fees in the amounts, at the times and on the terms set forth in the Agent's Fee Letter.

              (b) Commitment Fees. Borrowers together shall pay to Agent for the pro rata benefit of each Bank as provided in clause (v) of Subparagraph 2.09(a), commitment fees (the "Commitment Fees") of three-eighths of one percent (0.375%) per annum on the Available Commitment for each day during the period beginning on the Closing Date and ending on the Maturity Date. Borrowers shall pay the Commitment Fees on the last Business Day in each calendar quarter (commencing with the first such day to occur after the Closing Date) and on the Maturity Date (or if the Total Commitment is cancelled on a date prior to the Maturity Date, on such prior date). All computations of Commitment Fees shall be based on a year of 360 days for actual days elapsed.

              (c)    Letter of Credit Fees.

                     (i) LC Usage Fees. Each Borrower shall pay to Agent, for the ratable benefit of the Banks as provided in clause (v) of Subparagraph 2.09(a), nonrefundable usage fees for the Letters of Credit issued for such Borrower's account (the "Standby LC Usage Fees") equal to one percent (1.00%) per annum on the daily average available amount of each such Letter of Credit for the period beginning on the date such Letter of Credit is issued and ending on the date such Letter of Credit expires. Borrowers shall pay the LC Usage Fees quarterly in arrears on the last day in each calendar quarter and on the Maturity Date.

                     (ii) LC Issuance Fees. Each Borrower shall pay to Agent, for the sole benefit of Issuing Bank, nonrefundable issuance fees for the Letters of Credit issued for such Borrower's account (the "LC Issuance Fees") equal to one-eighth of one percent (0.125%) per annum on the daily average available amount of each such Letter of Credit for the period beginning on the date such Letter of Credit is issued and ending on the date such Letter of Credit expires. Borrowers shall pay the LC Issuance Fees quarterly in arrears on the last day in each calendar quarter and on the Maturity Date.

                     (iii) Other Letter of Credit Fees, Etc. In addition to the LC Usage Fees and the LC Issuance Fees (collectively, the "Letter of Credit Fees"), each Borrower for which a Letter of Credit has been issued shall pay upon demand to Agent for Issuing Bank's sole benefit, Issuing Bank's then current standard fees in connection with any drawing, transfer or amendment of any Letter of Credit and all out-of-pocket costs of Issuing Bank in connection therewith. All computations of Letter of Credit Fees shall be based on a year of 360 days for actual days elapsed.

       2.05.  Prepayments.

              (a) Terms of all Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Subparagraph 2.05(b), a mandatory prepayment required by Subparagraph 2.05(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the respective Borrower shall pay to the Bank which made such Loan (i) all accrued interest to the date of such prepayment on the amount prepaid, and (ii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such Loan, all amounts payable to such Bank pursuant to Paragraph 2.12.

              (b)    Optional Prepayments.  At its option, each Borrower may:

                     (i) upon one (1) Business Day's notice to each Bank in the case of Base Rate Loans, prepay the Base Rate Loans in any Borrowing in part, in an aggregate principal amount of at least $1,000,000, or in whole, at any time and from time to time, without premium or penalty; and

                     (ii) upon three (3) Business Days' notice to each Bank in the case of LIBOR Loans, prepay the LIBOR Loans in any Borrowing in whole, at any time and from time to time, without premium or penalty (except as provided in Paragraph 2.12).

              (c) Mandatory Prepayments. If, at any time, the Outstanding Credit exceeds the Total Commitment at such time, then Borrowers shall immediately prepay Loans in an aggregate principal amount equal to such excess, and if, after the prepayment of all Loans, the Outstanding Credit still exceeds the Total Commitment, Borrowers shall immediately provide to Agent cash in an amount equal to such excess.

       2.06.  Other Payment Terms.

              (a) Place and Manner. Each Borrower shall pay all amounts payable by such Borrower to each Bank or Agent hereunder by payment to Agent, for the account of such Bank and such Bank's Applicable Lending Office or Agent, at Agent's office located at the address specified in Paragraph 9.01, in lawful money of the United States and in same day or immediately available funds not later than 10:00 a.m. on the date due. Agent shall promptly disburse to each Bank each such payment received by Agent for such Bank.

              (b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

              (c) Late Payments. If any amounts required to be paid by either Borrower under this Agreement or the other Credit Documents (including principal or interest payable on any Loan, Reimbursement Payments and any fees or other amounts) remain unpaid after such amounts are due, such Borrower shall pay interest on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Base Rate plus two percent (2.00%), such rate to change from time to time as the Base Rate shall change. All computations of such interest shall be based on a year of 365 or 366 days for actual days elapsed.

              (d) Failure to Pay Agent. Unless Agent shall have received notice from a Borrower at least one (1) Business Day prior to the date on which any payment is due to the Banks hereunder that such Borrower will not make such payment in full, Agent may assume that such Borrower has made such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent such Borrower shall not have so made such payment in full to

       Agent, such Bank shall repay to Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to Agent, at the Federal Funds Rate. A certificate of Agent submitted to any Bank with respect to any amounts owing by such Bank under this Subparagraph 2.06(d) shall be conclusive absent manifest error.

              (e) Application of Payments. All payments by Borrowers hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents, third to unpaid Reimbursement Obligations and finally to reduce the principal amount of outstanding Loans.

       2.07.  Notes and Interest Account.

              (a) Notes. The obligation of each Borrower to repay the Loans made by each Bank to such Borrower and to pay interest thereon at the rates provided herein shall be evidenced by a promissory note in the form of Exhibit D (individually, a "Note") which note shall be (i) payable to the order of such Bank, (ii) in the amount of such Bank's Commitment, (iii) dated the Closing Date, and (iv) otherwise appropriately completed. Each Borrower authorizes each Bank to record on the schedule annexed to such Bank's Note the date and amount of each Loan made by such Bank and of each payment or prepayment of principal thereon made by the respective Borrower, and agrees that all such notations shall constitute prima facie evidence of the matters noted; provided, however, that the failure by any Bank to make such notations shall not affect either Borrower's obligations hereunder or thereunder. Each Borrower further authorizes each Bank to attach to and make a part of such Bank's Note continuations of the schedule attached thereto as necessary. If, because any Bank designates separate Applicable Lending Offices for Base Rate Loans or LIBOR Loans, such Bank requests that separate promissory notes be executed to evidence separately such Loans, then each such note shall be in the form of Exhibit D, mutatis mutandis to reflect such division, and shall be (w) payable to the order of such Bank, (x) in the amount of such Bank's Commitment, (y) dated the Closing Date and (z) otherwise appropriately completed. Such notes shall, collectively, constitute a Note.

              (b) Interest Account. Each Borrower authorizes Agent to record in an account or accounts maintained by Agent on its books (the "Interest Account") (i) the interest rates applicable to all Loans and the effective dates of all changes thereto, (ii) the Interest Period for each LIBOR

       Loan, (iii) the date and amount of each principal and interest payment on each Loan, and (iv) such other information as Agent may determine is necessary for the computation of the interest payable by Borrowers hereunder; provided, however, that the failure by Agent to make such notations shall not affect either Borrower's obligations hereunder.

       2.08.  Loan Funding.

              (a) Bank Funding and Disbursement to Borrowers. Each Bank shall, before 10:00 a.m. on the date of each Borrowing, make available to Agent at its office specified in Paragraph 9.01, in same day or immediately available funds, such Bank's Proportionate Share of such Borrowing. After Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Section III, Agent will promptly disburse such funds in same day or immediately available funds to the Borrower which requested such Borrowing. Unless otherwise directed by such Borrower, Agent shall disburse the proceeds of each Borrowing to such Borrower by disbursement to the account or accounts specified in the applicable Notice of Borrowing.

              (b) Bank Failure to Fund. Unless Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to Agent such Bank's Proportionate Share of such Borrowing, Agent may assume that such Bank has made such portion available to Agent on the date of such Borrowing in accordance with Subparagraph 2.08(a), and Agent may, in reliance upon such assumption, make available to the Borrower which requested such Borrowing (or otherwise disburse) on such date a corresponding amount. If any Bank does not make the amount of its Proportionate Share of any Borrowing available to Agent on or prior to the date of such Borrowing, such Bank shall pay to Agent, on demand, interest which shall accrue on such amount until made available to Agent at rates equal to (i) the daily Federal Funds Rate during the period from the date of such Borrowing through the third Business Day thereafter, and (ii) the Base Rate thereafter. A certificate of Agent submitted to any Bank with respect to any amounts owing under this Subparagraph 2.08(b) shall be conclusive absent manifest error. If any Bank's Proportionate Share of any Borrowing is not in fact made available to Agent by such Bank within three (3) Business Days after the date of such Borrowing, the Borrower which received such Borrowing shall pay to Agent, on demand, an amount equal to such Proportionate Share together with interest thereon, for each day from the date such amount was made available to such Borrower until the date such amount is repaid to Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.

              (c) Banks' Obligations Several. The failure of any Bank to make the Loan to be made by it as part of any Borrowing or to pay its Proportionate Share of any Drawing Payment which it has been requested to pay shall not relieve any other Bank of its obligation hereunder to make its Loan on the date of such Borrowing or to pay such portion of a Drawing Payment, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing or to pay such share of any Drawing Payment.

       2.09.  Pro Rata Treatment.

              (a) Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein:

                     (i) Each Borrowing, each reduction of the Total Commitment and each participation in each Letter of Credit shall be made or shared among the Banks pro rata according to their respective Proportionate Shares;

                     (ii) Each payment of principal of Loans in any Borrowing shall be shared among the Banks which made or funded the Loans in such Borrowing pro rata according to the respective unpaid principal amounts of such Loans so made or funded by such Banks;

                     (iii) Each payment of interest on Loans in any Borrowing shall be shared among the Banks which made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Banks and (B) the dates on which such Banks so made or funded such Loans;

                     (iv) Each Reimbursement Payment and interest payable by either Borrower thereon shall be shared among the Banks (including Issuing Bank) which made or funded the applicable Drawing Payment pro rata according to the respective amounts of such Drawing Payment so made or funded by such Bank;

                     (v) Each payment of Commitment Fees and LC Usage Fees shall be shared among the Banks pro rata according to (A) their respective Proportionate Shares and (B) in the case of each Bank which becomes a Bank hereunder after the date hereof, the date upon which such Bank so became a Bank;

                     (vi) Each payment of interest (other than interest on Loans) shall be shared among the Banks and Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Banks and Agent and (B) the dates on which such amounts became owing to such Banks and Agent; and

                     (vii) All other payments under this Agreement and the other Credit Documents shall be for the benefit of the Person or Persons specified.

              (b) Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Loans or Reimbursement Obligations owed to it in excess of its ratable share of payments on account of such Loans or Reimbursement Obligations obtained by all Banks entitled to such payments, such Bank shall forthwith purchase from the other Banks such participations in the Loans or Reimbursement Obligations, as the case may be, as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase shall be rescinded and each other Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such other Bank's ratable share (according to the proportion of (i) the amount of such other Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Subparagraph 2.09(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of such Borrower in the amount of such participation. Nothing in this Subparagraph 2.09(b) shall affect any Bank's Proportionate Share under this Agreement nor shall any Bank as a result of the purchase of any participation pursuant to this Subparagraph 2.09(b) have any obligation to extend any credit to either Borrower.

       2.10.  Change of Circumstances.

              (a) Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loan:

                     (i) Any Bank shall advise Agent that the LIBO Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in, or other circumstances affecting, the London interbank market; or

                     (ii) Any Bank shall advise Agent that the rates of interest for such Loans do not adequately and fairly reflect the cost to such Bank of making or maintaining such LIBOR Loans;

       then Agent shall immediately give notice of such condition to Borrowers and the other Banks. After the giving of any such notice and until Agent shall otherwise notify Borrowers that the circumstances giving rise to such condition no longer exist, each Borrower's right to request the making of or conversion to, and the Banks' obligations to make or convert to, LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such Loans into Base Rate Loans unless such suspension has then ended.

              (b) Illegality. If, after the date of this Agreement the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by Agent or any Bank with any request or directive (whether or not having the force of law) of any Governmental Authority (a "Change of Law") shall make it unlawful or impossible for any Bank to make or maintain any LIBOR Loan, such Bank shall immediately notify Agent of such Change of Law and Agent shall immediately give notice of such condition to Borrowers and the other Banks. Upon receipt of such notice, (i) each Borrower's right to request the making of or conversion to, and the Banks' obligations to make, or convert to, LIBOR Loans shall be terminated, and (ii) Borrowers shall, for their respective LIBOR Loans, at the request of any Bank, either (A) pursuant to Subparagraph 2.01(d), convert any such then outstanding LIBOR Loans into Base Rate Loans at the end of the current Interest Period for such LIBOR Loans, or
       (B) immediately repay or convert any such LIBOR Loans if any Bank shall notify Borrowers that such Bank may not lawfully continue to fund and maintain such Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans shall be deemed a prepayment thereof for purposes of Paragraph 2.12.

              (c) Increased Costs. If, after the date of this Agreement, any Change of Law:

                     (i) Shall subject any Bank to any tax, duty or other charge with respect to any LIBOR Loans, or shall change the basis of taxation of payments by either Borrower to any Bank on such a LIBOR Loan or in respect to such a Loan under this Agreement (except for changes in the rate of taxation on the overall net income of any Bank); or

                     (ii) Shall impose, modify or hold applicable any reserve, special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Bank for any LIBOR Loan; or

                     (iii) Shall impose on any Bank any other condition related to any LIBOR Loan, the Commitments or the Letters of Credit;

       and the effect of any of the foregoing is to increase the cost to such Bank of making, renewing, or maintaining any such Loan, the Commitments or the Letters of Credit or to reduce any amount receivable by such Bank hereunder; then Borrowers shall from time to time, upon demand by such Bank, pay to such Bank additional amounts sufficient to reimburse such Bank for such increased costs or to compensate such Bank for such reduced amounts. A certificate as to the amount of such increased costs or reduced amounts, setting forth in reasonable detail (to the extent such information would not violate confidentiality requirements of the relevant Bank) the calculation thereof, submitted by such Bank to Borrowers shall, in the absence of manifest error, be conclusive and binding on Borrowers for all purposes. Without affecting its rights specified above or under any other provision of this Agreement, each Bank agrees that if there is any increase in any cost to or reduction in any amount receivable by such Bank with respect to which either Borrower would be obligated to compensate such Bank pursuant to this Subparagraph 2.10(c), such Bank shall use reasonable efforts to select an alternative Applicable Lending Office which would avoid or materially reduce any such increase in any cost to or reduction in any amount receivable by such Bank; provided, however, that no Bank shall be obligated to select an alternative Applicable Lending Office if such Bank determines that
       (A) as a result of such selection such Bank would be in violation of any Governmental Rule by any Governmental Authority, or any request or directive (whether or not having the force of law) of any Governmental Authority, or would incur additional costs or expenses or (B) such selection would be inadvisable for regulatory reasons or disadvantageous to the interests of such Bank.

              (d) Capital Requirements. If, after the date of this Agreement, any Bank determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Bank or any Person controlling such Bank (a "Capital Adequacy Requirement"), and
       (ii) the amount of capital maintained by such Bank or such Person which is attributable to or based upon the Loans, the Commitments, the Letters of Credit or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Bank's or such Person's policies with respect to capital adequacy), Borrowers shall pay to such Bank or such Person, upon demand of such Bank, such amounts as such Bank or such Person shall determine are reasonably necessary to compensate such Bank or such Person for the increased costs to such Bank or such Person of such increased capital. A certificate of any Bank setting forth (to the extent such information would not violate confidentiality requirements of the relevant Bank) in reasonable detail the computation of any such increased costs, delivered by such Bank to Borrowers shall, in the absence of manifest error, be conclusive and binding on Borrowers for all purposes. Without affecting its rights specified above or under any other provision of this Agreement, each Bank agrees that if there is any Change of Law which causes the amount of capital maintained by such Bank or such Person to be increased and with respect to which either Borrower would be obligated to compensate such Bank pursuant to this Subparagraph 2.10(d), such Bank shall use reasonable efforts to select an alternative Applicable Lending Office which would avoid or materially reduce any such increase in capital; provided, however, that no Bank shall be obligated to select an alternative Applicable Lending Office if such Bank determines that (A) as a result of such selection such Bank would be in violation of any Governmental Rule by any Governmental Authority, or any request or directive (whether or not having the force of law) of any Governmental Authority, or would incur additional costs or expenses, or (B) such selection would be inadvisable for regulatory reasons or disadvantageous to the interests of such Bank.

       2.11.  Taxes on Payments.

              (a) Payments Free of Taxes. All payments made by either Borrower under this Agreement and the other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (except net income taxes and franchise taxes in lieu of net income taxes imposed on Agent or any Bank as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax and Agent or such Bank, excluding a connection arising solely from Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the other Credit Documents) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to Agent or any Bank hereunder or under the other Credit Documents, the amounts so payable to Agent or such Bank shall be increased to the extent necessary to yield to Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents. Whenever any Taxes are payable by either Borrower, as promptly as possible thereafter, such Borrower shall send to Agent, if for its own account, or to such Bank, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If either Borrower fails to pay any Taxes when due to the appropriate taxing authority or fail to remit to Agent or such Bank the required receipts or other required documentary evidence, then such Borrower shall indemnify Agent and the Banks for any incremental taxes, interest or penalties that may become payable by Agent and/or Bank as a result of any such failure.
       The obligations of Borrowers in this Subparagraph 2.11(a) shall survive the payment and performance of the Obligations and the termination of this Agreement.

              (b) Withholding Exemption Certificates. On or before the Closing Date, each Bank agrees that it will deliver to each Borrower and to Agent either (i) a statement that it is incorporated under the laws of the United States of America or a state thereof, or (ii) if it is not so incorporated, two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Bank which delivers to Borrowers and Agent a Form 1001 or 4224 pursuant to the immediately preceding sentence further undertakes to deliver to Borrowers and Agent two further copies of Form 1001 or 4224, or successor applicable forms, or other manner of certification or procedure, as the case may be, at least thirty (30) days before the date that any such form expires or becomes obsolete or promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrowers and Agent, and such extensions or renewals thereof as may reasonably be requested by Borrowers or Agent, certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent a Bank from duly completing and delivering any such form with respect to it and such Bank advises Borrowers and Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

              (c) Mitigation. Each Bank agrees that (i) it will take all reasonable actions to maintain all exemptions, if any, available to it from such Taxes (whether available by treaty, existing administrative waiver, by virtue of the location of any Bank's Applicable Lending Office or otherwise), and (ii) otherwise cooperate with Borrowers to minimize amounts payable by Borrowers under this
       Paragraph 2.11.   Nothing in this Paragraph 2.11 shall prevent either
       Borrower from bringing a cause of action against any Bank or Agent for its failure to comply with its obligations under this Paragraph 2.11. Without affecting its rights specified above or under any other provision of this Agreement, each Bank agrees that if it claims any additional amounts payable pursuant to this Paragraph 2.11, such Bank shall use reasonable efforts to select an alternative Applicable Lending Office which would avoid or materially reduce any such additional amounts; provided, however, that no Bank shall be obligated to select an alternative Applicable Lending Office if such Bank determines that (A) as a result of such selection such Bank would be in violation of any Governmental Rule by any Governmental Authority, or any request or directive (whether or not having the force of law) of any Governmental Authority, or would incur additional costs or expenses, or (B) such selection would be inadvisable for regulatory reasons or disadvantageous to the interests of such Bank.

       2.12. Funding Loss Indemnification. If either Borrower shall (a) repay or prepay any LIBOR Loan on any day other than the last day of an Interest Period therefor (whether an optional prepayment, a mandatory prepayment, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan for which a Notice of Borrowing has been delivered to Agent (whether as a result of the failure to satisfy any applicable condition or otherwise), or (c) fail to convert any Loans into LIBOR Loans in accordance with a Notice of Loan Conversion delivered to Agent (whether as a result of the failure to satisfy any applicable condition or otherwise), such Borrower shall, upon demand by any Bank, reimburse such Bank and hold such Bank harmless for all costs and losses incurred by such Bank as a result of such repayment, prepayment or failure. Borrowers understand that such costs and losses may include losses incurred by a Bank as a result of funding and other contracts entered into by such Bank to fund a LIBOR Loan. Each Bank demanding payment under this Paragraph 2.12 shall deliver to Borrowers, with a copy to Agent, a certificate setting forth in reasonable detail (to the extent such information would not violate confidentiality requirements of the relevant Bank) the calculation of the amount of costs and losses for which demand is made. Such a certificate so delivered to Borrowers shall, in the absence of manifest error, be conclusive and binding on Borrowers as to the amount of such loss for all purposes. Each Bank and Agent shall use its reasonable efforts to minimize and mitigate all such costs and losses.

       2.13. Administrative Role. The parties hereto agree that if Agent shall reasonably determine that Borrowers are inadequately performing any of the administrative functions under this Agreement and the other Credit Documents, including delivering to each Bank the notices, reports, financial statements and other information required to be delivered pursuant to this Agreement and the other Credit Documents, including Subparagraph 5.01(c), then Agent shall be entitled to assume such administrative functions. Such assumption shall include a requirement that Borrowers deliver to Agent, for distribution to the other parties, the notices, reports, financial statements and other information required to be delivered by either Borrower pursuant to this Agreement (with sufficient copies for each Bank and Agent). The parties hereto agree to enter into such amendments to this Agreement and the other Credit Documents as shall be necessary to give effect to the assumption by Agent of such administrative functions.


SECTION III.  CONDITIONS PRECEDENT.

       3.01. Conditions Precedent to Initial Borrowing or Initial Letter of Credit. The obligations of the Banks to make the Loans comprising the initial Borrowing or for Issuing Bank to issue the initial Letter of Credit, are subject to receipt by each Bank, on or prior to the Closing Date, of each item listed in Schedule 3.01, each in form and substance satisfactory to such Bank.

       3.02. Conditions Precedent to Each Borrowing. The obligations of the Banks to make each Loan, including the Loans comprising the initial Borrowing, are subject to receipt by Agent of a Notice of Borrowing requesting such Loans in accordance Subparagraph 2.01(b).

       3.03. Conditions Precedent to Letter of Credit Issuance. The obligations of Issuing Bank to issue a Letter of Credit, is subject to receipt by Agent and Issuing Bank of the LC Application requesting such Letter of Credit in accordance with Subparagraph 2.02(b).

       3.04. Conditions Precedent to Each Credit Event. The occurrence of each Credit Event, including the initial Borrowing and the initial Letter of Credit issuance, is subject to the further conditions that on the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

              (a)    The representations and warranties set forth in Paragraph
       4.01 are true and correct in all respects as if made on such date, except to the extent any such representation expressly relates solely to a particular date occurring prior to such date;

              (b) No Default or Event of Default has occurred and is continuing or will result from such Credit Event; and

              (c) Each of the Credit Documents remains in full force and effect.

The submission by either Borrower to Agent of each Notice of Borrowing, each Notice of Conversion for a conversion of Base Rate Loans to LIBOR Loans, each Notice of Interest Period Selection, each LC Application and each Revolver Extension Request, shall be deemed to be a representation and warranty by such Borrower as of the date thereon as to the above.

       3.05. Covenant to Deliver. Each Borrower agrees (not as a condition but as a covenant) to deliver to each Bank each item required to be delivered to the Banks as a condition to the occurrence of any Credit Event if such Credit Event occurs. Each Borrower expressly agrees that the occurrence of any such Credit Event prior to the receipt by each Bank of any such item shall not constitute a waiver by Agent or any Bank of such Borrower's obligation to deliver such item.

SECTION IV.   REPRESENTATIONS AND WARRANTIES.

       4.01. Borrowers' Representations and Warranties. In order to induce Agent and the Banks to enter into this Agreement, each Borrower hereby represents and warrants to Agent and the Banks as follows:

              (a) Organization of Borrowers. Each Borrower is a corporation duly organized and validly existing under the laws of Delaware and has the power and authority to own, lease and carry on its business as now conducted and each is properly licensed and qualified and in good standing in, and, where necessary to maintain its respective rights and privileges, has complied with the fictitious name statute of, each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of business transacted by it makes such qualification necessary, except where the failure to so qualify, be in good standing or comply could not reasonably be expected to have a Material Adverse Effect.

              (b) Organization, Standing and Qualification of Subsidiaries. Each Material Subsidiary and, to the knowledge of each Borrower, each other Subsidiary, is a corporation duly organized and validly existing under the laws of its respective state of incorporation and has the power and authority to own, lease and operate its properties and carry on its business as now conducted and each is properly licensed and qualified and in good standing in, and, where necessary to maintain its respective rights and privileges, has complied with the fictitious name statute of, each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of business transacted by it makes such qualification necessary, except where the failure to so qualify, be in good standing or comply could not reasonably be expected to have a Material Adverse Effect. Set forth in Annex 4.01(b) (as supplemented by written notices delivered to the Banks pursuant to clause (xi) of Subparagraph 5.01(c) or otherwise) is a complete and accurate list of the Subsidiaries of Borrowers, showing as of the date hereof for each such Subsidiary, the jurisdiction of its incorporation, the number of shares of each class of common and preferred stock authorized, the number of shares of each class of common and preferred stock outstanding, the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by either Borrower or one or more of the Subsidiaries and whether such Subsidiary is a Material Subsidiary.

              (c) Authorization of Agreement. The execution, delivery and performance of this Agreement and each of the other Credit Documents are within each Borrower's powers, have been duly authorized, are not in conflict with the terms of any Contractual Obligation of either Borrower or any Subsidiary in such a manner as could reasonably be expected to have a Material Adverse Effect.

              (d) Approvals. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is necessary in connection with the execution, delivery, performance or enforcement against each Borrower of this Agreement or any other Credit Document, except such as have been obtained and are in full force and effect or where the failure to so do could not reasonably be expected to have a Material Adverse Effect

              (e) Compliance with Laws. There is no Requirement of Law binding on either Borrower or any Subsidiary, which would be contravened by the execution, delivery, performance or enforcement against either Borrower of this Agreement or any other Credit Document in such a manner as could reasonably be expected to have a Material Adverse Effect.

              (f) Enforceability of Agreement and Other Credit Documents. This Agreement and each other Credit Document to which either Borrower is a party are (to the extent it is a party thereto) legal, valid and binding agreements of such Borrower, enforceable against such Person in accordance with its respective terms, and each other Credit Document hereafter executed and delivered by either Borrower, when so executed and delivered, will be similarly legal, valid, binding and enforceable against such Person, subject, in each case, to general principles of equity and the effects of bankruptcy and insolvency laws applicable to creditors generally.

              (g) Title to Property. The real property and all the other property and assets of each Borrower and the Subsidiaries reflected in the audited consolidated balance sheet (and related notes) of SVG most recently delivered to the Banks are free and clear of all Liens or rights of others, except for Permitted Liens and except as set forth on Annex 4.01(g). Except as set forth in the immediately preceding sentence, Borrowers and the Subsidiaries have good and marketable title to all such real property and good and marketable title to all other such property and assets (except for any such real property or other property or assets disposed of in compliance with this Agreement). The execution, delivery or performance of this Agreement or any other Credit Document will not result in the creation of any Lien other than in favor of Agent and the Banks.

              (h) Environmental Laws. Except as disclosed in a letter dated September 20, 1994 from Borrowers to ABN, a copy of which has been provided to each Bank:

                     (i) Borrowers and each Subsidiary are in compliance with all Environmental Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect; and

                     (ii) There have not been during the period of either Borrower's or any Subsidiary's ownership and, to each Borrower's knowledge, information and belief, there have not been at any other times, any activities on any property owned, leased or operated by either Borrower or any Subsidiary involving, directly or indirectly, the use, generation, treatment, storage or disposal of any Hazardous Substances in violation of Environmental Laws where such violation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (A) under, on or in any such real property, whether contained in soil, tanks, sumps, ponds, lagoons, barrels, cans or other containments, structures or equipment, (B) incorporated in the buildings, structures or improvements on such property, including any building material containing asbestos, or
              (C) used in connection with any operations on or in such real property.

              (i) No Litigation. Except as set forth on Annex 4.01(i), there are no actions, proceedings, claims or disputes pending or, to the knowledge of either Borrower, threatened against or affecting either Borrower or any Subsidiary or any of their respective property, the adverse determination of which could reasonably be expected to have a Material Adverse Effect.

              (j) Events of Default. No Default or Event of Default has occurred and is continuing.

              (k) Margin Stock. Neither Borrower is engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U or X of the Federal Reserve Board). No part of the proceeds of the Loans will be used by, nor will the Letters of Credit be used by, either Borrower or any Subsidiary to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

              (l)    Financial Information.

                     (i) The most recent financial statements furnished by Borrowers to Banks pursuant to Paragraph 3.01 or clause (i) or
              (ii) of Subparagraph 5.01(c) are complete in all material respects, and such financial statements have been prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of SVG as of such date. Except as disclosed to Banks in writing prior to the Closing Date, since June 30, 1995, no event, change or condition has occurred or arisen which could reasonably be expected to have a Material Adverse Effect.

                     (ii) Neither Borrower nor any Subsidiary has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in the most recent financial statements furnished by Borrowers to Banks pursuant to Paragraph
              3.01 or clause (i) or (ii) of Subparagraph 5.01(c).

                     (iii) As of the Closing Date, the fiscal year of each Borrower is a 52 to 53 week fiscal year ending on the Friday closest to September 30.

              (m) Other Regulations. Neither either Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. Neither any Borrower nor any Subsidiary is subject to regulation under the Federal Power Act, the Public Utility Holding Company Act of 1935 or any state public utilities code.

              (n) Banks' and Agent's Disclaimers. Each Borrower acknowledges that neither Agent nor any Bank has acted as a broker, adviser or in any other capacity other than as a lender or agent in connection with the transactions to which this Agreement relates.

              (o) Existing Defaults. Neither either Borrower nor any Subsidiary is in (i) default under any Contractual Obligation, or (ii) in violation of any Requirement of Law to which it or any of its properties is subject, in each case, which has had or could reasonably be expected to have a Material Adverse Effect. There are no payment defaults under any of the agreements listed on Annex 4.01(o) (the "Acquisition Agreements"), except with respect to reimbursement obligations of one party to another party which do not exceed, under all of the Acquisition Agreements, an aggregate amount outstanding at any one time of $1,000,000. These defaults do not, or with the lapse of time or notice or both will not, give rise to a right to terminate any Acquisition Agreement. To each Borrower's knowledge, no other event has occurred which is, or upon the lapse of time or notice or both would become, a default giving rise to a right to terminate any Acquisition Agreement.

              (p) Taxes. Each Borrower and each Material Subsidiary have filed all tax returns (federal, state, local and foreign) required to be filed by it and have paid or caused to be paid all taxes shown thereon to be due and payable for the periods covered thereby, including interest and penalties, other than taxes which are being or will be contested in good faith and by appropriate proceedings with respect to which adequate reserves have been established in accordance with GAAP and tax returns for which the failure to file or pay is not material to either Borrower or such Subsidiary.

              (q) ERISA. Each Borrower and each Material Subsidiary are in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred with respect to any Plan nor are there any unfunded vested liabilities under any Plan. Each Borrower and the Subsidiaries have met their minimum funding requirements under ERISA with respect to each of their Plans and have not incurred any material liability to the PBGC in connection with any such Plan.

              (r) Licenses, Trademarks, etc. Each Borrower and each Subsidiary have obtained and maintained in full force and effect all patents, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits and franchises which, if they had not been obtained and so maintained, could reasonably be expected to have a Material Adverse Effect.

              (s) Partnerships and Joint Ventures. Except as permitted by Subparagraph 5.02(m), neither Borrower nor any Subsidiary is a general partner or a limited partner in any general or limited partnerships or a joint venturer in any joint ventures.

              (t) Leases. Each Borrower and each Material Subsidiary enjoys peaceful and undisturbed possession under all material leases to which it is a party or under which it is operating. All of such leases are valid and subsisting and no default exists under any of them which could reasonably be expected to have a Material Adverse Effect.

              (u) Insurance. Each material insurance policy maintained by either Borrower or a Material Subsidiary is validly existing and is in full force and effect. To each Borrower's knowledge, neither Borrower nor any Material Subsidiary is in default in any material respect under the provisions of any insurance policy, and there are no facts which, with the giving of notice or passage of time (or both), would result in such a default under any provision of any such insurance policy. Set forth in Annex 4.01(u) is a complete and accurate list of the insurance of each Borrower and each Material Subsidiary in effect on the date of this Agreement covering fire, public liability, property damage and worker's compensation, showing as of such date, (i) the type of insurance carried, (ii) the name of the insurance carrier, and (iii) the amount of each type of insurance carried.

              (v) Catastrophic Events. None of the business nor the properties or operations of either Borrower or any Material Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Annex 4.01(i), there are no disputes presently subject to arbitration or litigation under any of the employment contracts or employee welfare or incentive plans to which either Borrower or any Subsidiary is a party which could reasonably be expected to have a Material Adverse Effect.


SECTION V.    COVENANTS.

       5.01. Affirmative Covenants. Until the Termination Date, each Borrower will comply, and will cause compliance, with the following affirmative covenants, unless the Required Banks shall otherwise consent in writing:

              (a) Accounting Records. Each Borrower shall, and shall cause each operating Subsidiary to, maintain adequate books and accounts in accordance with GAAP, and permit any representative of any Bank, at any reasonable time, to inspect, audit and examine such books and inspect any of their properties, and, shall furnish any Bank with all information regarding the business or finances of each Borrower and the Subsidiaries promptly upon any such Bank's request. Except as otherwise specifically provided herein, such inspections, audits and examinations shall be at the expense of such Bank or Agent prior to the occurrence of a Default or Event of Default, and thereafter and during the continuance thereof, at the expense of Borrowers. Notwithstanding any provision of this Agreement to the contrary, neither either Borrower nor any Subsidiary shall be required to disclose, or permit the inspection or examination of any document, information or matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) in respect of which disclosure to Agent or any Bank is then prohibited by law or by any agreement binding upon either Borrower or any Subsidiary that was not entered into by such Person for the purpose of concealing such information from such Agent or Bank.

              (b) Proceeds. Borrowers will use the Letters of Credit and the proceeds of the Loans only for the respective purposes set forth in Subparagraph 2.01(g) and Subparagraph 2.02(g) and will furnish Agent and the Banks such evidence as Agent or any Bank may reasonably require with respect to such use.

              (c) Financial Statements and Notices. Borrowers will furnish to each Bank:

                     (i) Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the close of each quarterly accounting period in each fiscal year of
              Borrowers: (A) consolidated statements of stockholders' equity, and income, and consolidated statements of cash flow, of Borrowers and the Subsidiaries for such quarterly period and for that portion of Borrowers' fiscal year ending with such quarter;
              (B) consolidated balance sheets of Borrowers and the Subsidiaries as of the end of such quarterly period, all such statements in
              (A) and (B) above to be in reasonable detail, subject to year-end audit adjustments and certified by each Borrowers' chief financial officer, corporate controller or treasurer to have been prepared in accordance with GAAP; and (C) such other financial information relating to Borrowers and their Subsidiaries as specified in Annex 5.01(c) as to each fiscal quarter, and in addition, with respect to the last fiscal quarter in each fiscal year, as to the fiscal year then ended.

                     (ii) Annual Financial Statements. As soon as available, but in any event within one hundred and five (105) days after the close of each fiscal year of Borrowers, a copy of the annual audit report for such year for Borrowers and the Subsidiaries, including therein: (A) consolidated statements of stockholders' equity, cash flow and income of Borrowers and the Subsidiaries for such fiscal year; and (B) consolidated balance sheets of Borrowers and the Subsidiaries as of the end of such fiscal year. The consolidated income statements and balance sheets to be audited by Deloitte & Touche, or another independent certified public accountant acceptable to the Required Banks, and certified by such accountants to have been prepared in accordance with GAAP, whose report in connection therewith shall not have been a qualified report, or contain a disclaimer because of a restricted or a limited examination by such accountants of any material portion of Borrowers' and the Subsidiaries' records and which report is otherwise in form and substance reasonably satisfactory to the Required Banks. Such financial statements shall be accompanied by a certificate executed by such accountants in the form of Exhibit E. The Borrowers and Banks acknowledge that the Banks will rely on the accuracy of such financial statements.

                     (iii)  General Compliance Certification.
              Contemporaneously with each quarterly and year-end financial report required by the foregoing clauses (i) and (ii), a certificate of each Borrower, executed by such Borrower's chief financial officer or corporate controller, stating that he or she has individually reviewed the provisions of this Agreement and that a review of the activities of Borrowers and the Subsidiaries during such quarterly or year period, as the case may be, has been made by him or her or under his or her supervision, with a view to determining whether such Borrower has fulfilled all its obligations under this Agreement, and that such Borrower has observed and performed each undertaking contained in this Agreement and is not in default in the observance or performance of any of the provisions hereof or, if such Borrower shall be so in default, specifying all such defaults and events of which he or she may have knowledge.

                     (iv) Covenant Compliance Certificate. Contemporaneously with each quarterly financial report required by the foregoing clause (i), a covenant compliance certificate in the form of Exhibit F (a "Covenant Compliance Certificate"), which calculates Borrowers' compliance with the financial covenants contained in this Agreement.

                     (v) Projections. As soon as available but in any event within one hundred twenty (120) days after the close of each fiscal year, a three (3) year projection and estimate (to the best of each Borrower's ability at the time made) of its financial position and the results of its operations for, and as of the end of, such three
              (3) year period. Such projections and estimates shall be in a form reasonably satisfactory to the Required Banks. Such projections and estimates shall not, to the knowledge of each Borrower at the time they are made, be based upon or include any misleading information or fail to take into account material information regarding the matters covered therein.

                     (vi) Public Documents. Promptly after they are sent, made available or filed, copies of all reports, proxy statements and financial statements that either Borrower sends or makes available to its stockholders and, within five (5) Business Days of filing, all registration statements and reports that either Borrower files with the Securities and Exchange Commission, including 10Q, 10K and 8K reports, or with any other Governmental Authority where such registration statements and reports may be filed.

                     (vii) Default, Etc. As soon as possible, and in any event within five (5) Business Days after either Borrower has knowledge of (A) the occurrence of a Default or an Event of Default, or (B) any default or event of default as defined in any other evidence of Debt of Borrower or under any other agreement, indenture or other instrument under which such Debt has been issued which default or event of default entitles, or would with the passage of time or the giving of notice or both entitle, the holder thereof to accelerate such Debt, whether or not such Debt is accelerated, but only if such Debt exceeds Two Million Dollars ($2,000,000), the statement of the chief financial officer or treasurer of such Borrower setting forth details of such default or event of default and the action which such Borrower proposes to take with respect thereto.

                     (viii) Material Adverse Effect, Etc.  Prompt written
              notice of any condition or event which has resulted or could reasonably be expected to result in (A) a Material Adverse Effect, or (B) a Default, or (C) a material breach by Borrower or any Subsidiary of, or noncompliance with, any term, condition or covenant of any contract to which either Borrower or any Subsidiary is a party or by which it or its property may be bound which contract is material to either Borrower or any Subsidiary.

                     (ix) Litigation, Etc. Prompt written notice of any actual or threatened claims, litigation, suits, proceedings or disputes (whether or not purportedly on behalf of either Borrower) against or affecting either

              Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect (including claims, litigation, suits, proceedings or disputes involving monetary amounts in excess of Two Million Dollars ($2,000,000) not covered by insurance or self-insurance), or any material labor controversy resulting in or threatening to result in a strike against either Borrower or any Subsidiary, or any proposal by any Governmental Authority to acquire any of the material assets or business of either Borrower or any Subsidiary, if such strike or acquisition could reasonably be expected to have a Material Adverse Effect.

                     (x) ERISA. As soon as possible, and in any event within thirty (30) days after either Borrower or any Subsidiary knows or has reason to know that any Reportable Event has occurred with respect to any Plan, a statement from the chief financial officer or treasurer of either Borrower setting forth details as to such Reportable Event and the action which such Borrower or the affected Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to either Borrower or the affected Subsidiary.

                     (xi) Acquisition of Subsidiary/Division. As soon as possible but in any event within five (5) Business Days after the acquisition or formation of a new Subsidiary, division or joint venture by either Borrower or any Subsidiary, a statement from the chief financial officer or treasurer of either Borrower setting forth details as to such acquisition or formation.

                     (xii) Acquisition Agreements. As soon as available, any notices of default received or given in connection with the Acquisition Agreements.

                     (xiii) Environmental Law.  Within five (5) Business Days
              after receipt or completion of any report, citation, order, manifest or other written or oral communication from any Governmental Authority empowered to enforce, investigate or oversee compliance with any Environmental Law, concerning any real property owned, leased or operated by either Borrower or any Subsidiary, any condition thereon, or the activities of any Person on or near any such property, notice of the contents of such communication, and a copy of all relevant documents received by, or reasonably obtainable by, either Borrower. Immediately upon the discovery of a material quantity of any Hazardous Substance on or in any property owned, leased or operated by either Borrower or any Subsidiary in violation of Environmental Laws, including substances that have leached onto such property from neighboring property or substances that were deposited prior to such Person's use or ownership of such property, notice of such event and any actions which either Borrower proposes to take to remediate such contamination.

                     (xiv) Other Information. Subject to the last sentence of Subparagraph 5.01(a), such other information concerning either Borrower or any Subsidiary as any Bank shall from time to time reasonably request.

              (d) Corporate Existence. Each Borrower shall, and shall cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, either Borrower or any Subsidiary may dissolve or terminate a non-Material Subsidiary if either Borrower or any other wholly-owned Subsidiary succeeds to the assets and liabilities of such dissolved or terminated Subsidiary and immediately prior to, and after giving effect to, such dissolution and succession, no Default or Event of Default shall have occurred and be continuing and such dissolution and succession could not reasonably be expected to result in a Material Adverse Effect.

              (e)    Compliance with Law.

                     (i) Each Borrower shall, and shall cause each Subsidiary to, comply with the requirements of all applicable Requirements of Law (including Environmental Laws and ERISA with respect to each of its Plans), the noncompliance with which could reasonably be expected to cause a Material Adverse Effect; provided, however, each Borrower and each Subsidiary may fail to comply with a Requirement of Law if (A) such is being contested by such Borrower or Subsidiary in good faith, by appropriate proceedings reasonably satisfactory to the Banks, (B) adequate reserves have been established in accordance with GAAP with respect to such matter, and (C) it is reasonably expected that, if compliance with such Requirement of Law is found to be valid, the failure to comply with such requirement while so contesting it could not have a Material Adverse Effect.

                     (ii) Upon discovery of any Hazardous Substance on or in any property owned, leased or operated by either Borrower or any Subsidiary in violation of any Environmental Law Borrowers shall, or shall cause such Subsidiary to, immediately take all actions necessary to comply with laws requiring notification of Governmental Authorities concerning such Hazardous

              Substance and to remedy or correct the violation (and Borrowers shall immediately provide Banks with copies of any such notices), and take such other actions as are prudent in Borrower's or such Subsidiary's reasonable business judgment under the circumstances, which may include: (A) handling and disposing of such substances in accordance with applicable Environmental Laws, and (B) taking any and all actions, including institution of legal action against third parties, necessary to obtain reimbursement or compensation from such Persons as were responsible for the presence of any Hazardous Substance on such property or otherwise obligated by law to bear the cost of such remedy.

              (f) Insurance. Each Borrower shall, and shall cause each Subsidiary to, (i) maintain and keep in force insurance of the types and in amounts customarily carried from time to time during the term of this Agreement in its lines of business, including fire, public liability, property damage and worker's compensation, such insurance to be carried with companies and in amounts reasonably satisfactory to the Required Banks, which may include self-insurance under a self-insurance program reasonably acceptable to the Required Banks and (ii) deliver to the Banks from time to time, as any Bank may request, schedules setting forth all insurance then in effect.

              (g) Facilities. Each Borrower shall, and shall cause each Material Subsidiary to, keep those properties reasonably necessary to the business of such Person in good repair and condition, and from time to time make or cause to be made necessary repairs, renewals and replacements thereto so that such Person's property shall be fully and efficiently preserved and maintained.

              (h) Payment of Obligations. Each Borrower shall, and shall cause each Material Subsidiary to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Debts and other obligations and liabilities of whatever nature (including taxes) which, if unpaid, are reasonably likely to have a Material Adverse Effect, except such Debts and other obligations (other than the Obligations) as may in good faith be disputed, provided adequate reserves are maintained in accordance with GAAP.

              (i) New Material Subsidiaries. Within fifteen (15) Business Days after either Borrower acquires a new Subsidiary which is a Material Subsidiary or any Subsidiary of either Borrower becomes a Material Subsidiary, Borrowers shall deliver to Agent a written notice of such event.

              (j) Quick Ratio. Borrowers will maintain, on the last day of each fiscal quarter of Borrowers, the ratio of Quick Assets to Current Liabilities of not less than 1.00 to 1.00.

              (k) Interest Coverage Ratio. Borrowers will maintain an Interest Coverage Ratio for each quarter of not less than 3.00 to 1.00.

              (l) Ratio of Total Liabilities to Tangible Net Worth. Borrowers will maintain, on the last day of each fiscal quarter of Borrowers, the ratio of Total Liabilities of Borrowers and the Subsidiaries to Tangible Net Worth, each as of such date, at not more than 1.00 to 1.00.

              (m) Tangible Net Worth. Borrowers will maintain, on the last day of each fiscal quarter of Borrowers, Tangible Net Worth in an amount of not less than the sum of (i) $315,000,000, plus (ii) eighty percent (80%) of the cumulative Net Incomes (if positive) for each fiscal quarter from and including the fiscal quarter ending June 30, 1995, plus
       (iii) seventy-five percent (75%) of the Net Equity Proceeds from the issuance of capital stock by SVG after the date hereof.

              (n) Profitability. Borrowers will not permit (i) Net Income to be negative in more than two fiscal quarters in any consecutive four-quarter period; (ii) any negative Net Income in any fiscal quarter to be more than a $10,000,000 loss; or (iii) Net Income for any consecutive four-fiscal quarter period to be negative.

       5.02. Negative Covenants. Until the Termination Date, each Borrower will comply, and will cause compliance, with the following negative covenants, unless the Required Banks shall otherwise consent in writing:

              (a) Mergers. Neither Borrower shall, nor shall either of them permit any Material Subsidiary to, change the nature of its business, sell (whether in any one transaction or a series of transactions) all or substantially all of its assets, enter into any merger, consolidation, reorganization or recapitalization, or reclassify its capital stock; provided, however:

                     (i) Any Material Subsidiary may be merged or consolidated with a wholly-owned Subsidiary or may be merged into either Borrower (if such Borrower is the surviving corporation) so long as immediately prior to, and after giving effect to, such merger or consolidation, no Default or Event of Default shall have occurred and be continuing and such merger or consolidation could not reasonably be expected to result in a Material Adverse Effect; and

                     (ii) Subject to the other provisions of this Agreement, each Borrower and any Material Subsidiary may sell, lease, transfer or otherwise dispose of its assets ("Transfer") to either Borrower or any wholly-owned Material Subsidiary, if (A) immediately prior to, and after giving effect to, such Transfer no Default or Event of Default shall have occurred and be continuing, and (B) such Transfer could not reasonably be expected to result in a Material Adverse Effect.

              (b) Sale of Assets. Neither Borrower shall, nor shall either of them permit any Material Subsidiary to, Transfer any of its assets other than:

                     (i) Transfers of assets in the ordinary course of its business as currently conducted (but excluding Transfers to any Person other than either Borrower or a wholly-owned Subsidiary thereof of any Debt or other obligations owed by either Borrower or any Subsidiary);

                     (ii)   Transfers of worn-out or obsolete assets;

                     (iii) Transfers permitted by clause (ii) of Subparagraph 5.02(a);

                     (iv) Transfers in connection with the purchase and sale of investments permitted by Subparagraph 5.02(h);

                     (v) Sales of the capital stock of any non-Material Subsidiary to either Borrower or any wholly-owned Subsidiary;

                     (vi) Transfers (including, without limitation, Transfers to ABN in its individual capacity) for cash of Accounts if such Transfers are on a non-recourse basis and at a discount not exceeding fifteen percent (15%) of the face amount of such Account; provided, however, that the aggregate amount of Accounts which can be so transferred in any fiscal quarter of Borrowers shall not exceed the lesser of Twenty-Five Million Dollars ($25,000,000) and twenty percent (20%) of the gross amount of all Accounts created during the immediately preceding fiscal quarter;

                     (vii) Transfers of real property not required for the conduct of either Borrower's or any Subsidiary's business on fair market terms and conditions;

                     (viii) Licensing of patents, copyrights, trademarks, trade names, trade secrets and similar proprietary information on commercially reasonable terms and conditions; and

                     (ix) Other Transfers of assets, provided that the aggregate fair market value of such assets so transferred pursuant to this clause (ix) in any consecutive four fiscal quarter period does not exceed five percent (5%) of the Tangible Net Worth of Borrowers and their Subsidiaries on the last day of the third quarter of such period.

              (c) Limitation on Business; Fiscal Changes Neither Borrower shall, nor shall either of them permit any Subsidiary to, engage in any business other than the designing, manufacturing, assembling, marketing, licensing and distributing, of semiconductor, optical or related equipment or devices or components thereof, and engaging in related activities. Neither Borrower shall, nor shall either of them permit any Subsidiary to change (i) its fiscal year; or (ii) its accounting practices except as required by GAAP and in accordance with Paragraph
       1.02 hereof.

              (d) Liens. Neither Borrower shall, nor shall either of them permit any Material Subsidiary to, mortgage, pledge, grant or permit to exist a Lien upon, any of its assets of any kind now owned or hereafter acquired, except for the following permitted liens ("Permitted Liens"):

                     (i) Existing Liens reflected on the consolidated balance sheet (and notes thereto) of SVG dated June 30, 1995 furnished to the Banks prior to the date hereof;

                     (ii) Carriers', warehousemen's, mechanics', landlords', materialmen's, suppliers', tax, assessment, governmental and other like Liens and charges arising in the ordinary course of business securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are not overdue, or are being contested in good faith by appropriate proceedings; provided, however, that reasonable provision is made for the eventual payment thereof if it is found that such is payable by either Borrower or any Material Subsidiary;

                     (iii) Liens arising in connection with worker's compensation, unemployment insurance and progress payments under government contracts and Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred, in each case, in the ordinary course of business;

                     (iv) Purchase money Liens given, simultaneously with or within one hundred twenty (120) days after the acquisition or construction of real property or tangible personal property (including vendor's rights under purchase contracts under an agreement whereby title is retained for the purpose of securing the purchase price thereof and lessors' liens under Capitalized Lease Obligations) or any Lien given to a financial institution financing the acquisition or construction of the real property or tangible personal property, on real property or tangible personal property hereafter acquired or constructed and not heretofore owned by Borrowers or any Subsidiary; provided, however, that in each such case such Lien
              (A) does not exceed the amount paid for such acquisition or construction, and (B) is limited to such acquired or constructed real or tangible personal property;

                     (v) Any pre-existing Lien (whether or not assumed) on any real property or tangible personal property hereafter acquired by either Borrower or any Subsidiary; provided, however, that in each such case such Lien is limited to such acquired real or tangible personal property;

                     (vi) Judgment Liens arising from judgments which do not create Events of Default under Subparagraph 6.01(g) or in existence less than forty (40) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full by insurance;

                     (vii) Zoning restrictions, easements, licenses, encumbrances, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) as normally exist with respect to similar properties which do not in the aggregate materially impair the use thereof in the operation of either Borrower's or any Subsidiary's business;

                     (viii) The rights of IBM in the capital stock of SVGL
              pursuant to the Stockholders Agreement;

                     (ix) Liens of brokers under brokerage agreements entered into in the ordinary course of business as presently conducted and of a type substantially similar to the brokerage agreements to which SVG is currently a party;

                     (x) Extensions, renewals and replacements of the Liens referred to in clause (i), (iv) or (v) above; provided, any such extension, renewal or replacement Liens shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;

                     (xi) Liens in favor of Agent or any Bank pursuant to the Credit Documents;

                     (xii)  The Liens set forth in Annex 4.01(g);

                     (xiii) Liens in favor of a Bank securing Debt to such Bank in an aggregate amount not to exceed $1,000,000 for any Bank;

                     (xiv) Liens consisting of any right of setoff against or banker's lien on any bank deposit accounts maintained in the ordinary course of business; and

                     (xv) Other Liens, provided that the amount of the liabilities secured by such other Liens does not exceed at any time five percent (5%) of the Tangible Net Worth of Borrowers and their Subsidiaries on the last day of the immediately preceding fiscal quarter.

              (e) Guarantees. Neither Borrower shall, nor shall either of them permit any Material Subsidiary to, become liable, directly or indirectly, as guarantor or otherwise, for any obligation of any other Person, including either Borrower or any Subsidiary, except for:

                     (i) Guarantees of the Debt of either Borrower or any Material Subsidiary which Debt is permitted by Subparagraph 5.02(f) (other than clause (viii) thereof);

                     (ii) The existing guarantees listed in Annex 5.02(e) issued by either Borrower or any Material Subsidiary;

                     (iii) Endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                     (iv) Guarantees of the Debt of employees of either Borrower or any Subsidiary, which guarantees shall not guarantee in excess of Five Million Dollars ($5,000,000) at any time outstanding and shall be subject to the limitations in Subparagraph 5.02(h)(v); and

                     (v) Guarantees of the Debt of any non-Material Subsidiary up to an aggregate amount at any time outstanding not to exceed Five Million Dollars ($5,000,000).

              (f) Debt. Neither Borrower shall, nor shall either of them permit any Material Subsidiary to, incur, create, assume, or permit to exist any Debt except:

                     (i)    The Obligations;

                     (ii) Existing Debt (other than Debt arising out of the PE Obligation to Purchase and, after the Closing Date, Debt under the Existing Credit Agreement) as described on the consolidated balance sheet of Borrowers (and notes thereto) dated June 30, 1995 furnished to the Banks prior to the date hereof;

                     (iii) Unsecured trade debt incurred, and cash advances received from customers, in each case in the ordinary course of business;

                     (iv) Unsecured intercompany Debt incurred by either Borrower or any Material Subsidiary to either Borrower or any wholly-owned Subsidiary, except that neither Borrower shall make any payments on account of any such Debt if, at the time such payment is to be made, any Default or Event of Default has occurred and is continuing, or if, after giving effect to such payment, any Default or Event of Default would result;

                     (v) Debt which is subordinated to the Obligations on terms acceptable to the Required Banks in their sole discretion;

                     (vi) Unsecured obligations to banks and other financial institutions (A) to reimburse them for liabilities under letters of credit, bankers assurances, bank guarantees, and payment and performance bonds, issued by any such institution to support either Borrower's or any Subsidiary's performance obligations to customers which have advanced money to such Person in the ordinary course of business and/or payment obligations to suppliers of goods or services, or (B) under foreign exchange or interest rate hedge arrangements, provided, that the aggregate amount of Debt which may be outstanding at any time under this clause (vi) shall not exceed Ten Million Dollars ($10,000,000);

                     (vii) Debt described in Subparagraph 5.02(d)(xiii) and Subparagraph 5.02(e);

                     (viii) Debt arising out of the PE Obligation to Purchase
              so long as the terms of such Debt are at least as favorable to SVGL as the terms provided in the PE Lease, including the requirement that the "Senior Loan" (as defined in the PE Lease) be amortized for at least twenty (20) years and that the principal on the "Junior Loan" (as defined in the PE Lease) be payable no earlier than the fifth anniversary thereof;

                     (ix) Debt with respect to Capitalized Lease Obligations and Debt described in Subparagraph 5.02(d)(iv) of Borrowers and any Material Subsidiary in an aggregate amount not to exceed Sixty-Five Million Dollars ($65,000,000) at any time;

                     (x) Debt (which is not described in clauses (i) through (ix) above) of either Borrower or any Material Subsidiary, provided that the aggregate amount of such Debt does not exceed at any time ten percent (10%) of the Tangible Net Worth of Borrowers and their Subsidiaries on the last day of the immediately preceding fiscal quarter; and

                     (xi) Extensions, renewals and replacements of any Debt described in the foregoing clauses (ii), (viii), (ix) or (x); provided, however, (A) any such extension, renewal or replacement obligation shall be on terms at least as favorable to the obligor thereon as the obligation being extended, renewed or replaced, and (B) the amount so extended, renewed or replaced (1) shall be in an amount not greater than the amount of the obligation extended, renewed or replaced, and (2) shall not be assumed or guaranteed by any Person not currently liable for such obligation.

              (g) Dividends, Redemptions, Etc. Neither Borrower shall, directly or indirectly, make or declare any dividend in cash, securities (other than SVG's capital stock) or any other form of property on, or other payment or distribution n account of, any shares of any class of such Borrower's capital stock, provided, that SVG may pay dividends using shares of its capital stock; nor may either Borrower or any Subsidiary redeem, retire, repurchase or otherwise acquire any of its capital stock, except in exchange for other capital stock of such Borrower or Subsidiary; except that:

                     (i) Borrower or any Subsidiary may repurchase or redeem stock under any employee stock option plan or any employee benefit plan so long as the aggregate amount expended in connection with any such repurchase or redemption (including amounts paid into any sinking fund) shall not exceed One Million Dollars ($1,000,000) in any fiscal year of Borrowers, exclusive of any amounts consisting of the cancellation of employee notes;

                     (ii) SVG may pay dividends in cash with respect to its capital stock up to an aggregate amount of Five Million Dollars ($5,000,000) in each fiscal year of SVG so long as (A) immediately prior to and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and
              (B) such payment could not reasonably be expected to have a Material Adverse Effect. SVG shall not declare any dividend payable more than ninety (90) days after the date of declaration thereof. Any dividend shall be deemed paid at the date of declaration thereof and the subsequent payment thereof shall not be treated as a separate payment; and

                     (iii) SVG or SVGL may purchase, redeem or convert to SVG common or preferred stock any "Voting Securities" (as defined in the Stockholders Agreement) of SVGL owned by IBM or its "Affiliated Transferees" (as defined in the Stockholders Agreement), but only if:

                            (A) Immediately prior to, and after giving effect to such purchase, redemption or conversion, no Default or Event of Default shall have occurred and be continuing;

                            (B) Such purchase, redemption or conversion could not reasonably be expected to result in a Material Adverse Effect; and

                            (C) The terms of such purchase, redemption or conversion are approved by Required Banks; provided, however that such approval of Required Banks shall not be required if (1) SVG or SVGL is required to make such purchase, redemption or conversion by Section 9.1 of the Stockholders Agreement and such purchase, redemption or conversion is made in accordance with Section 9.1 of the Stockholders Agreement or (2) the aggregate consideration paid by Borrowers and their Subsidiaries in connection with all such purchases, redemptions and conversions does not exceed $6,000,000.

              (h) Investments. Neither Borrower shall, nor shall either Borrower permit any Material Subsidiary to, make or permit to remain outstanding any advances or loans or extensions of credit to, purchase or own any interest in, purchase or own any stock, bonds, notes, debentures or other securities of, make any contribution of capital to, or otherwise invest in (collectively, "Investments"), any

       Person, or acquire by purchase of stock or by purchase of assets all or any substantial division or portion of the assets and business of any Person, except:

                     (i)    Loans to either Borrower or any Material
              Subsidiary;

                     (ii) Investments in Cash Equivalents provided that in no event may any Investments in Cash Equivalents which are "margin stock" within the meaning of Regulation U of the Federal Reserve Board or any regulations, interpretations or rulings thereunder, when aggregated with any margin stock in which the Borrowers invest under (xi) hereof, exceed in the aggregate 25% of all such Investments outstanding at any time;

                     (iii) Loans, advances or other extensions of credit to suppliers in the ordinary course of either Borrower's or such Subsidiary's business as presently conducted which do not exceed in the aggregate Seven Million Five Hundred Thousand Dollars ($7,500,000) at any time outstanding;

                     (iv) Endorsements of negotiable instruments in the ordinary course of business;

                     (v) Loans to employees and officers of either Borrower or any Subsidiary which loans, together with any amounts covered by any guaranty issued pursuant to Subparagraph 5.02(e)(iv), shall not exceed Five Million Dollars ($5,000,000) at any time outstanding;

                     (vi) Accounts, including any liquidated amounts owed by any customer arising out of the settlement of any delinquent obligation or other dispute (including the settlement of such obligation in the context of a bankruptcy of such a customer), arising in the ordinary course of business as presently conducted from the sale of goods or services;

                     (vii) Investments consisting of capital contributions (x) in either Borrower without limit or (y) in new or existing wholly-owned Subsidiaries in the ordinary course of business, provided that the aggregate amount of such Investments in new or existing wholly-owned Subsidiaries does not exceed at any time ten percent (10%) of the Tangible Net Worth of Borrowers and their Subsidiaries on the last day of the immediately preceding fiscal quarter (exclusive of such Investments to the extent they have been repaid);

                     (viii) Loans to non-Material Subsidiaries which loans
              shall not exceed in the aggregate Twenty Million Dollars ($20,000,000) at any time outstanding;

                     (ix) Purchase money loans to the purchasers of assets Transferred pursuant to Subparagraph 5.02(b), provided that the aggregate principal amount of such loans outstanding at any time does not exceed Fifteen Million Dollars ($15,000,000);

                     (x) Non-speculative Investments in interest rate and foreign currency hedge arrangements, including interest rate caps and collars, to cover either Borrower's or any Material Subsidiary's interest rate or foreign currency exposure, if such exposure was incurred in the ordinary course of either Borrower's or such Subsidiary's business as presently conducted; and

                     (xi) Investments in general or limited partnerships, limited liability companies, joint ventures or corporations (other than "margin stock" within the meaning of Regulation U of the Federal Reserve Board or any regulations, interpretations or rulings thereunder to the extent such margin stock, when aggregated with any margin stock in which the Borrowers invest under (ii) hereof, exceed in the aggregate 25% of all such Investments outstanding at any time), whether such Investments constitute minority interests, controlling interests or otherwise, provided that (A) the aggregate consideration paid by the Borrowers and their Subsidiaries for all such Investments after the date of this Agreement, including consideration consisting of the issuance or transfer of SVG capital stock, does not exceed $100,000,000; (B) the aggregate consideration paid by the Borrowers and their Subsidiaries for all such Investments after the date of this Agreement, excluding consideration consisting of the issuance or transfer of SVG capital stock, does not exceed $65,000,000; (C) both immediately before and after giving effect to each such Investment, no Default or Event of Default shall have occurred and be continuing, and (D) no such Investment could reasonably be expected to have a Material Adverse Effect.

              (i) Prepayment of Indebtedness. Neither Borrower nor any of their Material Subsidiaries will prepay any Debt (other than the Loans), either directly or indirectly through redemption, purchase or otherwise if, immediately prior to or as a result of, such prepayment a Default or Event of Default has occurred and is continuing or such prepayment could reasonably be expected to result in a Material Adverse Effect; provided, however, the foregoing restriction shall not apply to revolving or similar loans which have no periodic fixed payment dates.

              (j) Transactions With Affiliates. Neither Borrower shall, nor shall either of them permit any Material Subsidiary to, directly or indirectly, enter into any transaction with or for the benefit of, any Affiliate of either Borrower or such Subsidiary on terms which, when considered with any related transaction or series of transactions of which such transaction is a part, are more favorable to the Affiliate than would have been obtainable in arms' length dealings.

              (k) Misrepresentations. Neither Borrower shall, nor shall either of them permit any Subsidiary to, furnish any Agent or Bank any certificate or other document that contains any untrue statement of material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

              (l) Margin Stock. Neither Borrower shall, nor shall either of them permit any Subsidiary to, directly or indirectly apply any part of the proceeds of the Loans to, or use any Letter of Credit in connection with, the purchasing or carrying of any margin stock within the meaning of Regulation G,T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

              (m) Subsidiary Ownership. Except as specifically permitted by Subparagraph 5.02(a), (b), (g) or (h), (i) neither Borrower shall, unless required with respect to directors' qualifying shares, directly or indirectly sell, assign, pledge or otherwise transfer (except to SVG or a wholly-owned Subsidiary) any Debt of, or claim against, a Subsidiary or any shares of stock or securities of any Subsidiary, and will not permit a Subsidiary to sell, assign, pledge or otherwise transfer (except to SVG or a wholly-owned Subsidiary) any Debt of, or claim against, either Borrower or any other Subsidiary, or any shares of stock or securities of any Subsidiary, and (ii) neither Borrower shall permit any Subsidiary to, nor shall SVGL, issue any shares of capital stock or any warrant, right or option pertaining thereto (except to SVG or a wholly-owned Subsidiary and except for directors' qualifying shares); provided, however, that SVGL may issue shares of capital stock to meet obligations under the SVG Lithography Systems, Inc. 1990 Stock Option Plan; and provided, further, that SVGL may issue shares of capital stock so long as SVG continues to own more than eighty-five percent (85%) of the capital stock of SVGL.

              (n) Acquisition Agreements. Borrowers shall not amend, modify, or terminate any of the Acquisition

       Agreements, except that Borrowers may amend, modify or terminate any term or provision of the Acquisition Agreements, other than Section 9.1 of the Shareholders Agreement, to the extent necessary to allow SVG and/or SVGL to purchase from IBM for an aggregate purchase price not to exceed $45,000,000 any and all royalty and related rights previously granted to IBM pursuant to the Acquisitions Agreements.


SECTION VI.   DEFAULT.

       6.01. Events of Default. The occurrence or existence of any one or more of the following shall constitute an "Event of Default" hereunder:

              (a) Either Borrower shall fail to pay within five (5) Business Days of when due any principal, interest, fees or other amount payable under the terms of this Agreement or any of the other Credit Documents; or

              (b) Either Borrower shall fail to observe or perform any other covenant, obligation or agreement contained in this Agreement or the other Credit Documents (including, without limitation, any failure of either Borrower to cause a Subsidiary to observe or perform any such covenant, obligation or agreement to the extent required by this Agreement or the other Credit Documents), and such failure shall continue until the earlier to occur of (i) ten (10) Business Days after Agent or any Bank notifies either Borrower of such failure, or (ii) fifteen (15) Business Days after either Borrower notifies or should have notified Agent or any Bank of such failure; or

              (c) Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of either Borrower to Agent or any Bank in, or in connection with, this Agreement or any of the other Credit Documents, or as an inducement to Agent or any Bank to enter into this Agreement (including, without limitation, any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by any Subsidiary of either Borrower on behalf of either Borrower to Agent or any Bank in, or in connection with, this Agreement or any of the other Credit Documents), shall prove to have been false, incorrect, incomplete or misleading in any material respect when made or deemed made; or

              (d) Either Borrower or any Subsidiary shall fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness to be paid by such Borrower or such Subsidiary (except for this Agreement or the other Credit Documents), and such failure shall continue beyond any period of grace provided with respect thereto, or shall default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of indebtedness, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause indebtedness in an aggregate amount of $2,000,000 or more to become due prior to its stated date of maturity; or

              (e) Either Borrower or any Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property,
       (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be dissolved or liquidated in full or in part (other than by a merger or dissolution permitted pursuant to the terms of this Agreement), (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

              (f) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of either Borrower or any Subsidiary or of all or a substantial part of the property thereof, or an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to any such Person or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

              (g) A final judgment or final judgments for the payment of money, which individually or in the aggregate exceed $2,000,000, shall be rendered against either Borrower or any Material Subsidiary and the same shall remain undischarged for a period of forty (40) days during which execution shall not be effectively stayed; or any judgment, writ, assessment, warrant of attachment, execution, levy or similar process shall be issued or levied against a substantial part of the property of either Borrower or any Material Subsidiary and such judgment, writ, assessment, warrant of attachment, execution, levy or similar process shall not be released, stayed, vacated or otherwise dismissed within fifteen (15) days after issue or levy; or

              (h) Any Credit Document shall cease to be, or be asserted by either Borrower, not to be, a legal, valid and binding obligation of such Person enforceable in accordance with its terms, or any Credit Document shall cease to be, or be asserted by any other Person, other than Agent or any Bank, not to be, a legal, valid and binding obligation of such Person enforceable in accordance with its terms in any material respect; or

              (i) Any Reportable Event occurs which the Required Banks determine in good faith constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee to administer any Plan, or any Plan shall be terminated within the meaning of Title IV of ERISA, and any of the foregoing could reasonably be expected to have a Material Adverse Effect; or

              (j) Any material adverse change occurs in Borrowers' consolidated financial condition or results of operations or ability to perform their obligations hereunder or under any other Credit Document; or

              (k)    Either:

                     (i) Individuals who on the Closing Date, constituted either SVG's or SVGL's Board of Directors (together with any new directors of either SVG or SVGL whose election by their respective Board of Directors or whose nomination for election by their respective shareholders was approved by a vote of at least a majority of their respective directors then still in office who either were directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of either SVG or SVGL then in office; or

                     (ii) Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) shall own or control by proxy or otherwise (other than with respect to SVG, of SVGL), or (other than with respect to SVGL pursuant to the Stockholders' Agreement) shall be party to any agreement or arrangement to obtain any right to acquire, more than 30% of the Voting Securities of either SVG or SVGL, and, with respect to SVGL under the Stockholders' Agreement, any such "person" or "group" other than SVG shall acquire more than 30% of the Voting Securities of SVGL.

       As used in this Subparagraph 6.01(k), the term "Voting Securities" means all of the capital stock of SVG or SVGL which is entitled to vote for the election of directors, all warrants, options, and other rights to immediately acquire such voting capital stock, and all other securities of SVG or SVGL which are immediately convertible at the option of the holder into any class of such voting capital stock.

       6.02. Remedies. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Subparagraph 6.01(e) or 6.01(f)) and at any time thereafter during the continuance of such Event of Default, Agent may, with the consent of the Required Banks, or shall, upon instructions from the Required Banks, by written notice to Borrowers, (a) terminate the Commitments and the obligations of the Banks to make Loans and of Issuing Bank to issue Letters of Credit, and/or (b) declare all outstanding Obligations payable by Borrowers hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Subparagraph 6.01(e) or 6.01(f), immediately and without notice, (1) the Commitments and the obligations of the Banks to make Loans and of Issuing Bank to issue Letters of Credit, shall automatically terminate, and
(2) all outstanding Obligations payable by Borrowers hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. If, upon the acceleration of the Obligations under this Paragraph 6.02, any amounts remain available for drawing under any Letter of Credit then outstanding, the Borrower for which each such Letter of Credit was issued shall pay to Agent for the account of the Banks an amount equal to each such available amounts. Agent shall hold such amounts in an interest bearing account and apply such amounts to satisfy such Borrower's Reimbursement Obligations for drawings under each such Letter of Credit. Borrowers hereby grant to Agent, as security for the Obligations, a security interest in all such amounts and accounts. After the satisfaction in full by Borrowers of all their Obligations and the expiration of all Letters of Credit, Agent shall pay to each Borrower all amounts, if any, remaining in such account which were attributable to such Borrower. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default and at any time thereafter until such time, if any, that such Event of Default is waived, Agent may exercise any right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both. Immediately after taking any action under this Paragraph 6.02, Agent shall notify each Bank of such action.

SECTION VII.  AGENT AND RELATIONS AMONG BANKS.

       7.01. Appointment, Powers and Immunities. Each Bank hereby appoints and authorizes Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for, or have any fiduciary duty to, any Bank. Notwithstanding anything to the contrary contained herein, Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or applicable law. Neither Agent nor any Bank shall be responsible to Agent or any other Bank for any recitals, statements, representations or warranties made by either Borrower or any Subsidiary contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Credit Document or for any failure by either Borrower or any Subsidiary to perform their respective obligations hereunder or thereunder. Agent may employ agents and attorneys-in-fact and shall not be responsible to any Bank for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Agent nor any of its directors, officers, employees or agents shall be responsible to any Bank for any action taken or omitted to be taken by it hereunder or under any other Credit Document or in connection herewith or therewith, except for its own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Banks.

       7.02. Reliance by Agent. Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any other matters not expressly provided for by this Agreement, Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Banks and shall in all cases be fully protected by the Banks in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

       7.03. Defaults. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received a notice from a Bank or a Borrower, referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "Notice of Default". If Agent receives such a notice of the occurrence of a Default or Event of Default, Agent shall give prompt notice thereof to the Banks. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided, however, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks.

       7.04. Indemnification. Without limiting the Obligations of Borrowers hereunder, each Bank agrees to indemnify Agent, ratably in accordance with such Bank's Proportionate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or the other Operative Documents or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Bank shall be liable for any of the foregoing to the extent they arise from Agent's gross negligence or willful misconduct. Agent shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liabilities and expenses which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Bank under this Paragraph 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Bank ceasing to be a party to this Agreement.

       7.05. Non-Reliance. Each Bank represents that it has, independently and without reliance on Agent, or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of each Borrower and the Subsidiaries and decision to enter into this Agreement and agrees that it will, independently and without reliance upon Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither Agent nor any Bank shall be required to keep informed as to the performance or observance by Borrowers or any Subsidiary of the obligations under this Agreement or any other Credit Document or to make inquiry of, or to inspect the properties or books of, either Borrower or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by Agent hereunder, neither Agent nor any Bank shall have any duty or responsibility to provide any Bank or Agent with any credit or other information concerning Borrowers or any Subsidiary, which may come into the possession of such Agent or such Bank or any of its or their Affiliates.

       7.06. Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving notice thereof to the Banks. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent to perform the duties of Agent, which Agent shall be reasonably acceptable to Borrowers. If no successor Agent shall have been appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank having a combined capital, surplus and retained earnings of not less than U.S. $500,000,000 and which shall be reasonably acceptable to Borrowers. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder, the provisions of this Section VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting in such capacity.

       7.07. Authorization. Agent is hereby authorized by the Banks to execute, deliver and perform, each of the Credit Documents to which Agent is, or is intended to be, a party and each Bank agrees to be bound by all of the agreements of Agent contained in the Credit Documents.

       7.08. Agent in Its Individual Capacity. Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with either Borrower and the Subsidiaries and their Affiliates as though Agent were not an Agent hereunder. With respect to Loans or Letters of Credit, if any, made or issued by ABN under this Agreement, ABN shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise the same as though it were not Agent, and the terms "Bank" or "Banks" shall include ABN in its individual capacity as an issuer of Letters of Credit under Subparagraph 2.02(a) of this Agreement and otherwise as a maker of Loans under Article II of this Agreement.


SECTION VIII. LIABILITIES OF BORROWERS, GUARANTIES.

       8.01. Liabilities of Borrowers. Subject to Paragraph 8.02, the Obligations of each Borrower under this Agreement and the other Credit Documents to repay the principal amount of Loans made to such Borrower, to make Reimbursement Payments on account of drawings made under Letters of Credit issued for the account of such Borrower, to pay Letter of Credit Fees for Letters of Credit issued for the account of such Borrower and to pay interest on the foregoing amounts are the primary obligations of such Borrower. All other payment Obligations of Borrowers under this Agreement and the other Credit Documents are joint and several.

       8.02. Joint and Several Liability of Borrowers, Guaranties. Notwithstanding Paragraph 8.01, each Borrower unconditionally guarantees and promises to pay and perform as and when due, upon the demand of Agent or any Bank, any and all of the Obligations for which it is not primarily liable, including all of the Obligations for which the other Borrower is primarily or jointly and severally liable (the "Other Obligations"). The liability of each Borrower under this Paragraph 8.02 is independent of the Other Obligations, and a separate action or actions may be brought and prosecuted against such Borrower irrespective of whether action is brought against the other Borrower or any other guarantor of the Other Obligations or whether the other Borrower or any other guarantor of the Other Obligations is joined in any such action or actions.

       8.03. Authorized Actions. Each Borrower authorizes Agent and the Banks, in their discretion, without notice to such Borrower, irrespective of any change in the financial condition of the other Borrower, such Borrower or any other guarantor of the Other Obligations since the date hereof, and without affecting or impairing in any way the liability of such Borrower hereunder, from time to time to (a) create new Other Obligations and renew, compromise, extend, accelerate or otherwise change the time for payment or performance of, or otherwise change the terms of the Other Obligations or any part thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security for the payment or performance of the Other Obligations and exchange, enforce, waive or release any such security; (c) apply such security and direct the order or manner of sale thereof; (d) purchase such security at public or private sale; (e) otherwise exercise any right or remedy it may have against the other Borrower, such Borrower, any other guarantor of the Other Obligations or any security, including, without limitation, the right to foreclose upon any such security by judicial or nonjudicial sale; and (f) settle, compromise with, release or substitute any one or more makers, endorsers or guarantors of the Other Obligations; provided, however, that neither Borrower shall be required to provide any security for the Obligations except to the extent required by other provisions of this Agreement (other than this Paragraph 8.03)) or the other Credit Documents.

       8.04. Waivers. Each Borrower waives (a) any right to require Agent or any Bank to (i) proceed against the Other Borrower or any other guarantor of the Other Obligations, (ii) proceed against or exhaust any security received from the other Borrower or any other guarantor of the Other Obligations, or
(iii) pursue any other remedy in Agent's or any Bank's power whatsoever; (b) any defense arising by reason of the application by the other Borrower of the proceeds of any Borrowing; (c) any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation, contribution or other right or remedy of such Borrower against the other Borrower, any other guarantor of the Other Obligations or any security, whether resulting from an election by Agent or any Bank to foreclose upon security by nonjudicial sale, or otherwise; (d) any setoff or counterclaim of the other Borrower or any defense which results from any disability or other defense of the other Borrower or the cessation or stay of enforcement from any cause whatsoever of the liability of the other Borrower (including, without limitation, the lack of validity or enforceability of any Credit Document); (e) any right to exoneration of sureties which would otherwise be applicable; (f) any right of subrogation or reimbursement and, if there are any other guarantors of the Other Obligations, any right of contribution, and right to enforce any remedy which Agent or any Bank now has or may hereafter have against the other Borrower, and any benefit of, and any right to participate in, any security now or hereafter received by Agent or any Bank; (g) all presentments, demands for performance, notices of non-performance, notices delivered under this Agreement or any other Credit Document, protests, notice of dishonor, and notices of acceptance and of the existence, creation or incurring of new or additional Other Obligations and notices of any public or private foreclosure sale; (h) the benefit of any statute of limitations to the extent permitted by law; (i) any appraisement, valuation, stay, extension, moratorium redemption or similar law or similar rights for marshalling; (j) any right to be informed by Agent or any Bank of the financial condition of the other Borrower or any other guarantor of the Other Obligations or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Other Obligations; and (k) until all obligations of the Banks to extend credit are terminated and all Other Obligations are satisfied in full, any right to revoke its obligations under Paragraph 8.02. Each Borrower has the ability and assumes the responsibility for keeping informed of the financial condition of the other Borrower and any other guarantors of the Other Obligations and of other circumstances affecting such nonpayment and nonperformance risks. Without limiting the scope of any of the foregoing waivers, each Borrower hereby waives (i) all rights and defenses arising out of an election of remedies by Agent or any Bank, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for any Other Obligation, has destroyed such Borrower's rights of subrogation and reimbursement against the other Borrower by the operation of Section 580d of the Code of Civil Procedure or otherwise, (ii) all rights and defenses such Borrower may have by reason of protection afforded to the other Borrower with respect to the Other Obligations pursuant to the antideficiency or other laws of California limiting or discharging the Other Obligations, including, without limitation, Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure, and (iii) all other rights and defenses available to such Borrower by reason of Sections 2787 to 2855, inclusive, Section 2899 or Section 3433 of the California Civil Code.

       8.05. Subordination. Each Borrower hereby subordinates any obligations owed by the other Borrower to such Borrower to the Other Obligations as provided in this Paragraph 8.05. Until the occurrence of a Default or an Event of Default, such Borrower may receive regularly scheduled payments from the other Borrower on account of obligations owed by the other Borrower to such Borrower. Upon the occurrence and during the continuance of any Default or Event of Default, however:

              (a) such Borrower agrees that Agent and the Banks shall be entitled to receive payment of all Other Obligations before such Borrower receives payment of any obligations owed by the other Borrower to such Borrower;

              (b) Any payments on any obligations owed by the other Borrower to such Borrower, if Agent so requests, shall be collected, enforced and received by such Borrower as trustee for Agent and the Banks and be paid over to Agent on account of the Other Obligations, but without reducing or affecting in any manner the liability of such Borrower under Paragraph 8.02; and

              (c) Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of such Borrower, to collect and enforce, and to submit claims in respect of, obligations owed by the other Borrower to such Borrower and to apply any amounts received thereon to the Other Obligations, and (ii) to require such Borrower (A) to collect and enforce, and to submit claims in respect of, obligations owed by the other Borrower to such Borrower, and
       (B) to pay any amounts received on such obligations to Agent for application to the Other Obligations.


SECTION IX.   MISCELLANEOUS.

       9.01. Notices. Except as otherwise specified herein, all notices, requests, demands, consents, instructions or other communications under this Agreement and the other Credit Documents shall be duly given or made if sent in writing or by telecopy, and shall be deemed to have been duly given or made upon the transmittal thereof by telecopy, or upon the date received if delivered by courier or if deposited by mail, postage prepaid, or if delivery is rejected, on the date of such rejection, in each case addressed to the party to which such notice is requested or permitted to be given or made, if to Agent or either Borrower, at the respective addresses or telecopy numbers indicated below, and, if to any Bank, at the address or telecopy number specified beneath the heading "Address for Notices" under the name of such Bank in Schedule I, or at such other address or telecopy number of which such Person shall have notified in writing the party giving such notice; provided, however, that any notice delivered to Agent under Section II shall not be effective until received by Agent, unless rejected, in which case it shall be deemed received upon rejection.





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
       Agent:        ABN AMRO Bank N.V.
                     San Francisco International Branch
                     101 California Street
                     Suite 4550
                     San Francisco, California  94111-5812
                     Attn:  Robert N. Hartinger
                     Telephone:  (415) 984-3710
                     Telecopier: (415) 362-3524

                     and

                     ABN AMRO Bank N.V.
                     335 Madison Avenue
                     New York, New York 10017
                     Attn:  Linda Boardman
                     Telephone:  (212) 370-8509
                     Telecopier: (212) 682-0364

Borrowers:

              SVG:   Silicon Valley Group, Inc.
                     2240 Ringwood Avenue
                     San Jose, California  95131
                     Attn:  Chief Financial Officer
                     Telephone:  (408) 434-0500
                     Telecopier: (408) 434-0216

              SVGL:  SVG Lithography Systems, Inc.
                     c/o Silicon Valley Group, Inc.
                     2240 Ringwood Avenue
                     San Jose, California  95131
                     Attn:  Chief Financial Officer
                     Telephone:  (408) 434-0500
                     Telecopier: (408) 434-0216

Each Notice of Borrowing, Notice of Loan Conversion, Notice of Interest Period Selection and LC Application shall be given by the respective Borrower to Agent's office located at the address specified above during such Person's normal business hours; provided, however, that any such notice received by Agent after 9:00 a.m. on any Business Day shall be deemed received by such Person on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by a Borrower to Banks or Agent to be made by telephone or telecopy, each Bank and Agent may conclusively presume that anyone purporting to be a person designated in the certificates received by such Bank or Agent pursuant to item B(4) in Schedule 3.01, or in any other such document delivered by either Borrower to such Bank or Agent, is such a person.

       9.02. Expenses. Each Borrower shall pay on demand, whether or not any Loan is made or any Letter of Credit is issued hereunder, (a) all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Agent in connection with the preparation, execution and delivery of, and the exercise of its respective duties under, this Agreement and the other Credit Documents, and the structuring of, due diligence relating to and syndication of the credit facilities set forth in this Agreement; (b) all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Agent in the preparation, negotiation, execution and delivery of amendments and waivers hereunder and thereunder (other than fees and expenses attributable to internal portfolio reviews conducted by any such Persons in the ordinary course of their business); and (c) all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by the Banks and Agent in the enforcement or in any attempt to enforce any of the Obligations which is not performed as and when required by this Agreement or the other Credit Documents or in preserving Agent's or any Bank's rights and remedies (including all such fees and expenses incurred in connection with any "workout" or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving Borrowers or any of their Subsidiaries). As used herein, the term "reasonable attorneys' fees" shall include, without limitation, allocable costs of each Bank's and Agent's in-house legal counsel and staff. The obligations of Borrowers under this Paragraph 9.02 shall survive for one
(1) year after the date of termination of this Agreement.

       9.03. Indemnification. To the fullest extent permitted by law, each Borrower agrees to protect, indemnify, defend and hold harmless Agent and each Bank and their respective directors, officers, employees, agents and affiliates ("Indemnitees") from and against any liabilities, losses, damages or expenses of any kind or nature and from any suits, claims or demands (including those in respect of, or for, reasonable attorneys' fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by the Indemnitees, or any of them, or arising out of or relating to the Credit Documents, including any use by either Borrower of any proceeds of the Loans or the use of any Letter of Credit ("Claims"), except to the extent such liability arises from the willful misconduct or gross negligence of such Indemnitee or such Indemnitee's breach of this Agreement or any other Credit Document. Upon becoming aware of any Claim, Agent or any Bank shall give Borrowers prompt written notice of any Claim setting forth a description of those elements of the Claim of which Agent or such Bank has knowledge. Borrowers shall have the right at any time during which a Claim is pending to select counsel to defend and settle any Claims for which Borrowers are indemnitors hereunder, so long as in any such event Borrowers shall have stated in a writing delivered to the applicable Indemnitee that, as between Borrowers and such Indemnitee, Borrowers are responsible to such Indemnitee with respect to such Claim to the extent and subject to the limitations set forth herein and Borrowers shall have provided to such Indemnitee evidence reasonably satisfactory to such Indemnitee that Borrowers will be able to perform their indemnification obligations hereunder. In any other case, the Indemnitee shall have the right to select counsel and control the defense of any Claims to the extent provided for herein. With respect to any Claim for which Borrowers are entitled to select counsel, each Indemnitee shall have the right, at its expense, to participate in the defense of such Claim. If for any reason the foregoing indemnity is unavailable to any Indemnitee or insufficient to hold it free and harmless as contemplated by such indemnity, then Borrowers shall contribute to the amount paid or payable by the Indemnitee as a result of any Claim (other than an excluded Claim) in such proportion as is appropriate to reflect not only the relative benefits received by Borrowers on the one hand and such Indemnitee on the other hand, but also the relative fault of Borrowers and such Indemnitee, as well as any other relevant equitable considerations. The obligations of each Borrower under this Paragraph 9.03 shall survive the payment and performance of the Obligations and the termination of this Agreement.

       9.04. Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived if such amendment or waiver is in writing and is signed by each Borrower and the Required Banks; provided, however that:

              (a) Any amendment, waiver or consent which (i) increases the Total Commitment, (ii) extends the Maturity Date, (iii) reduces the principal of, or interest on, any Loan or any fees or other amounts payable for the account of the Banks hereunder, (iv) postpones any date fixed for any payment of the principal of, or interest on, any Loans or any fees or other amounts payable for the account of the Banks hereunder or thereunder, (v) amends this Paragraph 9.04 or (vi) amends the definition of Required Banks;

              (b) Any amendment, waiver or consent which increases or decreases the Dollar amount of any Bank's Proportionate Share of the Total Commitment must be in writing and signed by such Bank;

              (c) Any amendment, waiver or consent which increases the LC Commitment or otherwise affects the rights or obligations of Issuing Bank must be signed by Issuing Bank;

              (d) Any amendment, waiver or consent which affects the rights of Agent must be in writing and signed by Agent.

No failure or delay by Agent or any Bank in exercising any right hereunder or under the other Credit Documents shall operate as a waiver thereof or of any other right, nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. Unless otherwise specified in such waiver or consent, a waiver or consent given





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
hereunder shall be effective only in the specific instance and for the specific purpose for which given.

       9.05.  Successors and Assigns.

              (a) Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of each Borrower, each Bank, Agent, all future holders of the Notes and their respective successors and permitted assigns, except that neither Borrower may assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of Agent and each Bank. All references in this Agreement to any Person shall be deemed to include all successors and assigns of such Person.

              (b) Participations. Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions ("Participants") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank, any risk participation in any Letter of Credit or any other interest of such Bank under this Agreement and the other Credit Documents; provided, however, that no Bank may sell a participating interest in its Loans, Commitment or Letter of Credit risk participation in a principal amount of less than Ten Million Dollars ($10,000,000) per Participant. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement and Borrowers and Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement; provided, however, that any agreement pursuant to which any Bank sells a participating interest to a Participant may require the selling Bank to obtain the consent of such Participant in order for such Bank to agree in writing to any amendment of a type specified in clause
       (i), (ii), (iii) or (iv) of Subparagraph 9.04(a). Each Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any other Credit Documents; provided, however, that such rights of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Subparagraph 2.09(b). Each Borrower also agrees that any Bank which has transferred all or any part of its interests in the Commitments, Loans or Letters of Credit to one or more Participants shall, notwithstanding such transfer, be entitled to the full benefits accorded such Bank under Paragraph 2.10, Paragraph 2.11 and Paragraph 2.12, as if such Bank had not made such transfer (but no Bank shall be entitled to any increased benefit thereunder because of any such transfer). Nothing in this Agreement shall be deemed to grant to any Participant the right to make any claim directly against either Borrower for any amounts under Paragraph 2.10, Paragraph 2.11 or Paragraph 2.12; provided, however, Participants shall have the right to have passed through to them by any Bank payments of the type described in such paragraphs to the extent provided in their respective participation agreements.

              (c) Assignments. Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time, sell and assign to any Bank, any affiliate of a Bank or any other bank or financial institution (individually, an "Assignee Bank") all or a portion of its rights and obligations under this Agreement and the other Credit Documents (such a sale and assignment to be referred to herein as an "Assignment") pursuant to an assignment agreement in the form of Exhibit G (an "Assignment Agreement"), executed by each Assignee Bank and such transferor Bank (an "Assignor Bank") and delivered to Agent for its acceptance and recording in the Register; provided, however, that:

                     (i) Without the prior written consent of Borrowers and Agent (which consent shall not be unreasonably withheld), no Bank may make any Assignment to any Assignee Bank which is not, immediately prior to such Assignment, a Bank hereunder or an affiliate thereof (unless an Assignment to such affiliate will result in any additional costs or Taxes under Paragraph 2.10 or Paragraph 2.11)

                     (ii) Without the prior written consent of Borrowers and Agent (which consent shall not be unreasonably withheld), no Bank may make any Assignment to any Assignee Bank if, after giving effect to such Assignment, the Commitment of the Assignor Bank or Assignee Bank would be less than Ten Million Dollars ($10,000,000);

                     (iii) Without the prior written consent of Borrowers and Agent (which consent shall not be unreasonably withheld), no Bank may make any Assignment which does not assign and delegate an equal pro rata interest in such Bank's Loans, Commitments and all other rights, duties and obligations of such Bank under this Agreement and the other Credit Documents;

                     (iv) Without the prior written consent of Borrowers (which consent shall not be unreasonably withheld), no Bank may make any Assignment to any Assignee Bank that is not duly licensed to transact business within the United States or that has combined capital, surplus and retained earnings of less than U.S. $500,000,000 as of the Assignment Effective Date; and

                     (v) Without the prior written consent of Borrowers (which consent shall not be unreasonably withheld), no Bank may make any Assignment (A) to any Person that is not organized under the laws of the United States of America or any jurisdiction thereof if by so doing Borrowers would become liable on the applicable Assignment Effective Date for any additional costs or Taxes under Paragraph 2.10 or Paragraph 2.11, or (B) to any Person or in any manner if as a direct consequence thereof either Borrower would be prohibited from deducting all or any portion of the interest payable on the Loans as a business expense for purposes of calculating any tax liability due to the United States.

       Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Bank thereunder shall be a Bank hereunder with a Proportionate Share as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of a Bank under this Agreement and the other Credit Documents, and (B) the Assignor Bank thereunder shall be a Bank with a Proportionate Share as set forth on Attachment 1 to such Assignment Agreement, or, if the Proportionate Share of the Assignor Bank has been reduced to 0%, the Assignor Bank shall cease to be a Bank. Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Bank, the deletion of each Assignor Bank which reduces its Proportionate Share to 0% and the resulting adjustment of Proportionate Shares arising from the purchase by each Assignee Bank of all or a portion of the rights and obligation of an Assignor Bank under this Agreement and the other Credit Documents. On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, each Borrower, at their own expense, shall execute and deliver to Agent, in exchange for the respective surrendered Note of the Assignor Bank thereunder, a new Note to the order of each Assignee Bank thereunder (with each new Note to be in an amount equal to the Commitment assumed by such Assignee Bank) and, if the Assignor Bank has retained a Commitment hereunder, a new Note to the order of the Assignor Bank (with the new Note to be in an amount equal to the Commitment retained by it). Each such new Note shall be dated the Closing Date, and each such new Note shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the Assignor Bank shall be returned by Agent to Borrowers marked "cancelled". Each Assignee Bank which was not previously a Bank hereunder shall, on or before the date of it becoming such a Bank, deliver to Borrowers and Agent a statement or form as described in clause (i) or (ii) of Subparagraph 2.11(b).

              (d) Register. Agent shall maintain at its address referred to in Paragraph 9.01 a copy of each Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Proportionate Shares of each Bank from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and Borrowers, Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

              (e) Registration. Upon its receipt of an Assignment Agreement executed by an Assignor Bank and an Assignee Bank (and by Borrowers and Agent if their consent is required hereunder) together with payment to Agent by Assignor Bank of a registration and processing fee of $2,000, Agent shall (i) promptly accept such Assignment Agreement, and (ii) on the Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and Borrowers. Agent may, from time to time at its election, prepare and deliver to the Banks and Borrowers a revised
       Schedule I reflecting the names, addresses and respective Proportionate Shares of all Banks then parties hereto.

              (f) Confidentiality. Agent and the Banks may disclose the Credit Documents and any financial or other information relating to either Borrower or any Subsidiary to each other or to any potential Participant or Assignee Bank as provided in Paragraph 9.06.

              (g) Discount With or Assignment to Federal Reserve. Nothing in this Agreement or any of the other Credit Documents shall prevent any Bank from discounting with the Federal Reserve Bank all or any part of its Notes. Notwithstanding any other provision to the contrary in this Agreement, any Bank may at any time, without the consent of

       Agent or either Borrower assign all or any portion of its Notes to a Federal Reserve Bank; provided, however, such assignment shall not affect the obligations of such Bank under this Agreement.

       9.06. Confidentiality. Each Bank agrees to maintain confidentiality with respect to all information which is furnished by or on behalf of either Borrower to such Bank under this Agreement or any other Credit Document, except to the extent such information:

              (a) Was or becomes generally available to the public other than as a result of a disclosure by such Bank;

              (b) Was or becomes available on a non-confidential basis from a source other than either Borrower or any Subsidiary, provided that such source is not bound by a confidentiality agreement with a Borrower or any Subsidiary known to such Bank;

              (c)    Is disclosed:

                     (i) To any governmental or regulatory authority as may be required in the course of its duties;

                     (ii)   Pursuant to subpoena or other legal process;

                     (iii) To legal counsel and other advisors retained by such Bank;

                     (iv) When and to the extent necessary in such Bank's judgment to protect such Bank's interest in connection with any claim or dispute involving such Bank, to any Person and in any proceeding; or

                     (v) To any prospective Participant or Assignee and any Participant or Assignee, provided such Person has executed in favor of Borrower a confidentiality agreement containing terms substantially identical to this Paragraph 9.06.

       9.07. Setoff. In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, with the prior consent of Agent (which consent shall not be unreasonably withheld) but without prior notice to Borrowers, any such notice being expressly waived by Borrowers to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against any Obligations then due, whether matured or unmatured, of Borrowers to such Bank, any amount then or thereafter owing from such Bank to either Borrower, and as security for such indebtedness, each Borrower hereby grants to each Bank a continuing security interest in any and all deposits, accounts or moneys of such Borrower then or thereafter maintained with such

Bank, subject in each case to Subparagraph 2.09(b). The aforesaid right of set-off may be exercised by such Bank against either Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of either Borrower or against anyone else claiming through or against either Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Bank prior to the occurrence of an Event of Default. Each Bank agrees promptly to notify Borrowers after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

       9.08. No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and to the other Credit Documents and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

       9.09. Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

       9.10. Submission to Jurisdiction. Each Borrower hereby irrevocably and unconditionally:

              (a) Submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the courts of the State of California and the courts of the United States of America for the Northern District of California, and consents and agrees to suit being brought in such courts as any Bank or Agent may elect;

              (b) Waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

              (c) Agrees that nothing herein shall affect any Bank's or Agent's right to effect service of process in any manner permitted by law, and that Agent and the Banks shall have the right to bring any legal proceedings (including a proceeding for enforcement of a judgment entered by any of the aforementioned courts) against such Borrower in such courts or in any other court or jurisdiction in accordance with applicable law.

       9.11. Usury. In the event that, contrary to the intent of Agent, the Banks and Borrowers, either of the Borrowers pays any interest under this Agreement, the Notes or any of the other Credit Documents and it is determined that such interest rate was in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal then due under the applicable Note.

       9.12. Jury Trial. EACH BORROWER, AGENT AND EACH BANK, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS.

       9.13. Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

       9.14. Termination. Notwithstanding anything contained in this Agreement or any other Credit Document to the contrary, other than the obligations of Borrowers which specifically are to survive any termination of this Agreement or any of the other Credit Documents or the payment and performance of the Obligations, including, without limitation, Subparagraph 2.10(c), Subparagraph 2.10(d), Subparagraph 2.11(a), Paragraph 2.12, Paragraph
9.02 and Paragraph 9.03, all covenants, responsibilities, obligations and liabilities of Borrowers and all Subsidiaries shall automatically terminate as of the date (the "Termination Date") all of the following shall have occurred
(i) the Commitments shall have expired or been terminated, (ii) all Letters of Credit shall have expired or been terminated, (iii) all Loans, Reimbursement Obligations and interest under the Credit Documents shall have been paid in full, and (iv) all fees and expenses under the Credit Documents and other Obligations due and payable on or before such date shall have been paid in full.


SECTION X.    EFFECTIVE DATE OF CREDIT AGREEMENT.

       10.01. Effective Date. This Agreement shall become effective on the Closing Date. On or prior to the Closing Date, Borrowers shall pay all loans, interest, reimbursement obligations, fees and other amounts payable under the Existing Credit Agreement and all related documents, instruments and agreements. Upon such payment, Agent and the Banks shall execute and deliver to Borrowers on the Closing Date such documents, instruments and agreements (including UCC termination statements and amendments) as Borrowers reasonably request to evidence the release of the Liens granted to Agent for the benefit of the Banks and Agent in connection with the Existing Credit Agreement.

       10.02. Effect of this Agreement. On and after the Closing Date, (a) the Existing Banks' obligations to make any loans, issue any letters of credit or otherwise extend credit to Borrowers under the Existing Credit Agreement shall terminate and (b) this Agreement and the Notes shall supersede and replace the Existing Credit Agreement and the Existing Notes, respectively; provided, however, that the execution and delivery of this Agreement, the Notes and the other Credit Documents shall not extinguish or impair any obligations of Borrowers under the Existing Credit Agreement, the Existing Notes or any related document, instrument or agreement to pay any principal amount of any loan thereunder, to reimburse the Existing Banks for any drawings under any letters of credit issued pursuant thereto, to pay any accrued interest or fees payable thereunder or to pay any amounts payable under Subparagraph 2.11(a), Paragraph 8.02 or Paragraph 8.03 of the Existing Credit Agreement, except to the extent any such obligations are actually satisfied by Borrowers.

                      [The first signature page follows.]

              IN WITNESS WHEREOF, Borrowers, Agent and the Banks have caused this Agreement to be executed as of the day and year first above written.


                            SILICON VALLEY GROUP, INC.



                            By:_____________________________________
                               Name:________________________________
                               Title:_______________________________


                            SVG LITHOGRAPHY SYSTEMS, INC.



                            By:_____________________________________
                               Name:________________________________
                               Title:_______________________________


                            ABN AMRO BANK N.V., SAN FRANCISCO
                              INTERNATIONAL BRANCH, As Agent



                            By:_____________________________________
                               Name: _______________________________
                               Title: ______________________________



                            By:_____________________________________
                               Robert N. Hartinger
                               Group Vice President


                            ABN AMRO BANK N.V., SAN FRANCISCO
                              INTERNATIONAL BRANCH, As A Bank



                            By:_____________________________________
                               Name: _______________________________
                               Title: ______________________________


                            By:_____________________________________
                               Robert N. Hartinger
                               Group Vice President

                            COMERICA BANK-CALIFORNIA, As A Bank



                            By:_____________________________________
                               Name:________________________________
                               Title:_______________________________



                            FIRST INTERSTATE BANK OF CALIFORNIA, As A Bank



                            By:_____________________________________
                               Name:________________________________
                               Title:_______________________________



                            By:_____________________________________
                               Name:________________________________
                               Title:_______________________________

                                   SCHEDULE I

                                     BANKS

       Bank                                   Proportionate Share
       ----                                   -------------------
ABN AMRO BANK N.V,
San Francisco International Branch                   46.6666667%

Address for notices:

101 California Street, Suite 4550
San Francisco, CA  94111-5812
Attention:  Robert N. Hartinger
Phone:  (415) 984-3710
Fax No.:  (415) 362-3524

and

335 Madison Avenue
New York, NY  10017
Attention:  Linda Boardman
Phone:  (212) 370-8509
Fax No.:  (212) 682-0364

Applicable Lending Office:

101 California Street, Suite 4550
San Francisco, CA  94111-5812
Attention:  Gloria Chiang
Phone:  (415) 984-3720
Fax No.:  (415) 362-3524


COMERICA BANK-CALIFORNIA                             26.6666667%

Address for notices:

55 Almaden Boulevard
San Jose, CA  95113
Attention:  Alan Jepsen
Phone:  (408) 291-6628
Fax No.:  (408) 271-4120

Applicable Lending Office:

55 Almaden Boulevard
San Jose, CA  95113
Attention:  Alan Jepsen
Phone:  (408) 291-6628
Fax No.:  (408) 271-4120

       Bank                                   Proportionate Share
       ----                                   -------------------

FIRST INTERSTATE BANK OF CALIFORNIA                  26.6666667%

Address for notices:

177 Park Center Plaza
San Jose, CA  95113
Attention:  Mary Lernihan
Phone:  (408) 971-5761
Fax No.:  (408) 971-5888

Applicable Lending Office:

1055 Wilshire Boulevard
Los Angeles, CA  90017
Attention:  Shawn Patterson
Phone:  (213) 580-6120
Fax No.:  (213) 580-6280

                                 SCHEDULE 1.01

                                  DEFINITIONS


       "ABN" shall have the meaning given to such term in clause (3) of the introductory paragraph hereof.

       "Account Debtor" shall mean any Person which is obligated to pay an Account.

       "Accounts" shall mean, with respect to any Person, all accounts receivable owned by such Person including all "accounts" within the meaning of
Section 9106 of the California Uniform Commercial Code and "Account" shall mean any one of the Accounts.

       "Acquisition Agreements" shall have the meaning given to such term in Subparagraph 4.01(o).

       "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. "Control" (including, with correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided, however, that in any event any Person or affiliated group which owns directly or indirectly five percent (5%) or more of a corporation's securities having ordinary voting power for the election of directors shall be conclusively presumed to control such corporation; and, provided further, that in no case shall Agent or any Bank be deemed to be an Affiliate of Borrowers or any Subsidiaries for purpose of this Agreement and the other Credit Documents.

       "Agreement" shall mean this Credit Agreement.

       "Agent" shall have the meaning given to that term in clause (3) of the introductory paragraph hereof and shall include ABN when acting in its capacity as the Issuing Bank.

       "Agent's Fee Letter" shall mean the letter agreement dated November 20, 1995, between Agent and Borrowers relating to the payment of fees.

       "Applicable Lending Office" shall mean, with respect to any Bank, (a) initially, its office designated as such in Schedule I, and (b) subsequently, such other office or offices of such Bank which it may designate to Agent and Borrowers as the office at which such Bank's Loans and its obligations under Letters of Credit will thereafter be maintained and for the account of which all payments of principal of, and interest on,





                                     1.01-1
such Bank's Loans, and all payments of Reimbursement Obligations due to such Bank, will thereafter be made.

       "Assignee Bank" shall have the meaning given to that term in Subparagraph 9.05(c).

       "Assignment" shall have the meaning given to that term in Subparagraph 9.05(c).

       "Assignment Agreement" shall have the meaning given to that term in Subparagraph 9.05(c).

       "Assignment Effective Date" shall have, with respect to each Assignment Agreement, the meaning set forth therein.

       "Assignor Bank" shall have the meaning given to that term in Subparagraph 9.05(c).

       "Available Commitment" shall mean, as of any day, the remainder of (a) the Total Commitment on such day minus (b) the aggregate principal amount of all Loans and the aggregate Stated Amounts of all Letters of Credit, outstanding on such day.

       "Banks" shall have the meaning given to that term in clause (2) of the introductory paragraph hereof and shall include ABN when acting in its capacity as the Issuing Bank.

       "Base Rate" shall mean, on any day, the greater of (a) the Prime Rate in effect on such date, and (b) the Federal Funds Rate for such day plus one-half of one percent (0.50%).

       "Base Rate Loan" shall have the meaning given to that term in Subparagraph 2.01(b).

       "Borrower" and "Borrowers" shall have the respective meaning given to such terms in clause (1) of the introductory paragraph hereof.

       "Borrowing" shall mean a borrowing by either Borrower consisting of a Loan made by each Bank on or as of the same date and of the same Type pursuant to a single Notice of Borrowing.

       "Business Day" shall mean any day on which (a) commercial banks are not authorized or required to close in San Francisco, California, New York, New York or Chicago, Illinois, and (b) if such Business Day is related to a Loan which bears or is to bear interest based on a LIBO Rate, dealings in Dollar deposits are carried out in the London interbank market.

       "Capital Adequacy Requirement" shall have the meaning given to that term in Subparagraph 2.10(d).

       "Capitalized Lease Obligations" shall mean any and all lease obligations that, in accordance with GAAP, are required to





                                     1.01-2
be capitalized on the books of a lessee. Unless otherwise indicated, the term "Capitalized Lease Obligations" shall mean the consolidated Capitalized Lease Obligations of Borrowers and their Subsidiaries.

       "Cash Equivalent" shall mean any securities of the type specified on Annex II.

       "Change of Law" shall have the meaning given to that term in Subparagraph 2.10(b).

       "Closing Date" shall mean the date on which each of the conditions precedent set forth in Schedule 3.01 are satisfied or waived by the Banks, which date shall be no later than December 7, 1995.

       "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

       "Commitment" shall mean, with respect to any Bank at any time, such Bank's Proportionate Share at such time of the Total Commitment at such time.

       "Commitment Fees" shall have the meaning given to that term in Subparagraph 2.04(b).

       "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

       "Covenant Compliance Certificate" shall have the meaning given to that term in clause (iv) of Subparagraph 5.01(c).

       "Credit Documents" shall mean and include this Agreement, the Notes, the Agent's Fee Letter, the Revolver Extension Requests, each LC Application, each Letter of Credit and all other documents, instruments and agreements delivered to Agent or the Banks in connection with this Agreement, provided, however, that Credit Documents shall not include any documents or agreements entered in connection with the termination of the Existing Credit Agreement.

       "Credit Event" shall mean the making of any Loan, the conversion of any Base Rate Loan into a LIBOR Loan, the selection of a new Interest Period for any LIBOR Loan or LIBOR Portion, the issuance of any Letter of Credit or any amendment of any Letter of Credit which increases its stated amount or extends its expiration date or any extension of the Maturity Date pursuant to Subparagraph 2.01(g).

       "Current Assets" shall mean, as of any date, the aggregate amount of all of the consolidated assets of Borrowers and the Subsidiaries that would, in accordance with GAAP, be classified





                                     1.01-3
as current assets on their consolidated balance sheet as of such date.

       "Current Liabilities" shall mean, as of any date, the aggregate amount of all of the consolidated liabilities of Borrowers and the Subsidiaries that would, in accordance with GAAP, be classified as current liabilities on their consolidated balance sheet as of such date, plus, without duplication, the Outstanding Credit and the aggregate amount available for drawing under all letters of credit (other than Letters of Credit) issued for the account of either Borrower or any Subsidiary, then outstanding.

       "Debt" shall mean, with respect to any Person, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, (d) all monetary Capitalized Lease Obligations of such Person, (e) all monetary obligations or liabilities of others secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed, but, if such Debt is non- recourse to such Person, not exceeding the lesser of (i) the fair market value of such asset, and (ii) the Debt so secured, (f) all monetary obligations or liabilities of others guaranteed by such Person to the extent of such guarantee; and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term "Debt" shall mean the consolidated Debt of the Borrowers and the Subsidiaries.

       "Default" shall mean any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

       "Depreciation and Amortization" shall mean the deductions from Net Income for depreciation expense of Borrowers and the Subsidiaries and for amortization of goodwill and other intangible assets, on a consolidated basis.

       "Dollars" and "$" shall mean the lawful currency of the United States of America and, in relation to any payment under this Agreement, same day or immediately available funds.

       "Domestic" means, with respect to any Person, any corporation or other entity which is organized and operating under the laws of the United States of America or any State thereof, including the District of Columbia, or any individual residing in the United States.

       "Drawing Payment" shall have the meaning given to such term in Subparagraph 2.01(c).





                                     1.01-4

       "Environmental Laws" shall mean all Requirements of Law relating to the environment, including without limitation, all Requirements of Law pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of hazardous materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

       "Event of Default" shall have the meaning given to that term in Paragraph 6.01.

       "Existing Banks" shall mean the banks currently parties to the Existing Credit Agreement.

       "Existing Credit Agreement" shall mean that certain Credit Agreement dated as of October 7, 1994, by and among Borrowers, the Existing Banks and ABN, as agent for the Existing Banks.

       "Existing Notes" shall mean the Notes executed by Borrowers pursuant to the Existing Credit Agreement.

       "Extraordinary Gain" shall mean all income properly classified as extraordinary in accordance with GAAP.

       "Federal Funds Rate" shall mean, for any day, the weighted average of the per annum rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers as published by the Federal Reserve Bank of New York for such day, (or, if such rate is not so published for any day, the average rate quoted to Agent on such day by three
(3) Federal funds brokers of recognized standing selected by Agent).

       "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

       "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied, as commonly used by the American Institute of Certified Public Accountants.

       "Governmental Authority" shall mean any domestic or foreign national, state or local government, any political subdivision





                                     1.01-5
thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

       "Governmental Rule" shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

       "Hazardous Substance" shall mean (a) any oil, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; and (c) any chemical, material or substance defined as or included in the definition of "waste," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any Environmental Law.

       "IBM" shall mean International Business Machines Corporation, a New York corporation.

       "Interest Account" shall have the meaning given to that term in Subparagraph 2.07(b).

       "Interest Coverage Ratio" shall mean, for any period, on a consolidated basis for Borrowers and their Subsidiaries the ratio of (a) Net Income for such period plus, to the extent deducted in connection with determining such Net Income amount, (i) Interest Expense, (ii) income taxes, (iii) Depreciation and Amortization less, to the extent constituting such Net Income amount, any Extraordinary Gains, to (b) Interest Expense.

       "Interest Expense" shall mean, without duplication, for any period, the consolidated gross interest expense of Borrowers and their Subsidiaries for such period, determined in accordance with GAAP.

       "Interest Period" shall mean, with respect to any LIBOR Loan, the time periods selected by a Borrower pursuant to Subparagraph 2.01(b), which commences on the first day of such Loan or the effective date of any conversion and ends on the last day of such time period, and thereafter, each subsequent time period selected by a Borrower pursuant to Subparagraph 2.01(e) which commences on the day immediately following the last day of the immediately preceding time period and ends on the last day of that time period.





                                     1.01-6

       "Investments" shall have the meaning given to such term in Subparagraph 5.02(h).

       "Issuing Bank" shall have the meaning given to such term in Subparagraph 2.02(a).

       "LC Application" shall have the meaning given to such term in Subparagraph 2.02(b).

       "LC Commitment" shall have the meaning given to such term in Subparagraph 2.02(a).

       "LC Issuance Fees" shall have the meaning given to such term in Subparagraph 2.04(c).

       "LC Usage Fees" shall have the meaning given to such term in Subparagraph 2.04(c).

       "Letter of Credit" shall have the meaning given to such term in Subparagraph 2.02(a).

       "Letter of Credit Fees" shall have the meaning given to such term in Subparagraph 2.03(c).

       "LIBO Rate" shall mean, with respect to any Interest Period for the LIBOR Loans in any Borrowing consisting of LIBOR Loans, a rate per annum equal to the quotient of (a) the arithmetic mean (rounded upward if necessary to the nearest 1/16 of one percent) of the rates per annum appearing on the Telerate Page 3750 (or any successor page or publication) on the second Business Day prior to the first day of such Interest Period at or about 11:00 A.M. (London time) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement for such Loans in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be the rate per annum at which Dollar deposits are offered to ABN in the London interbank eurodollar currency market on the second Business Day prior to the commencement of such Interest Period at or about 11:00 A.M. (London time) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the LIBOR Loan to be made or funded by ABN, as part of such Borrowing. The LIBO Rate applicable to any Loan for any Interest Period shall be automatically adjusted during such Interest Period to reflect any change in the applicable Reserve Requirement.

       "LIBOR Loan" shall have the meaning given to that term in Subparagraph 2.01(b).

       "Lien" shall mean, with respect to the property of any Person, any mortgage, pledge, hypothecation, encumbrance, lien





                                     1.01-7

(statutory or other), charge or other security interest of any kind in, or with respect to, such property (including any conditional sale or other retention agreement or any financing lease under which such Person is lessee having the same economic effects as any of the foregoing).

       "Loan" shall have the meaning given to that term in Subparagraph
2.01(a).

       "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrowers and their Subsidiaries taken as whole, (b) the ability of SVG alone, or of SVGL together with SVG, to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents, or (c) the rights and remedies of Agent and the Banks under this Agreement, the other Credit Documents or any related document, instrument or agreement.

       "Material Subsidiary" shall mean SVGIS; and any other Subsidiary which at any time has assets with a book value equal to or greater than ten percent (10%) of the total consolidated assets of Borrowers and all Subsidiaries and any Subsidiary which owns more than ten percent (10%) of the capital stock of any Material Subsidiary.

       "maturity" shall mean, with respect to any Loan, interest, fees or other amount payable by either Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

       "Maturity Date" shall mean December 7, 1998, or, if such date is extended from time to time pursuant to Subparagraph 2.01(h), any later date to which so extended.

       "Net Equity Proceeds" shall mean, with respect to any issuance of capital stock by SVG, the gross consideration received by SVG from such issuance less the amount of fees and commissions, payable to Persons other than either Borrower or any Subsidiary or their Affiliates, legal expenses and other costs and expenses reasonably related to such issuance that are to be paid by SVG.

       "Net Income" shall mean, for any period, the consolidated gross revenues of Borrowers and the Subsidiaries, less all expenses and other proper charges for such period, all as determined in accordance with GAAP; provided, however, that in determining Net Income of Borrowers and the Subsidiaries, there shall not be included in gross revenues any of the following items: (a) if a corporation shall have become a Subsidiary, any earnings of such corporation prior to the date it shall have become a Subsidiary, (b) if either Borrower or a Subsidiary shall have acquired the assets and business of any Person or any





                                     1.01-8
substantial part of the assets and business of any Person, any earnings properly attributable to such assets and business or part thereof prior to the date of such acquisition, and (c) any earnings of, and dividends payable to, either Borrower or a Subsidiary in currencies which at the time are blocked against conversion into Dollars.

       "Note" shall have the meaning given to that term in Subparagraph
2.07(a).

       "Notice of Borrowing" shall have the meaning given to that term in Subparagraph 2.01(b).

       "Notice of Conversion" shall have the meaning given to that term in Subparagraph 2.01(d).

       "Notice of Interest Period Selection" shall have the meaning given to that term in Subparagraph 2.01(e).

       "Obligations" shall mean and include, with respect to each Borrower, all loans, advances, debts, liabilities, and obligations, owed by such Borrower to Agent or any of the Banks of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including all interest, fees, charges, expenses, attorneys' fees and accountants' fees chargeable to such Borrower or payable by such Borrower hereunder or thereunder.

       "Outstanding Credit" shall have the meaning given to that term in Subparagraph 2.03(a).

       "Participant" shall have the meaning given to that term in Subparagraph 9.05(b).

       "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

       "PE" shall mean The Perkin Elmer Corporation, a New York corporation.

       "PE Lease" shall mean that certain Lease Agreement dated May 15, 1990 by and between PE and SVGL.

       "PE Obligation to Purchase" shall mean the obligation of SVGL to purchase the Premises (as defined in the PE Lease) pursuant to Article 17 thereof and the financing described in Article 18 thereof.

       "Permitted Liens" shall have the meaning given to such term in Subparagraph 5.02(d).





                                     1.01-9

       "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a joint venture or other entity or a Governmental Authority.

       "Plan" shall mean an employee pension or other benefit plan of either Borrower or any Subsidiary subject to Title IV of ERISA or to which Section 412 of the Code applies.

       "Prime Rate" shall mean the rate most recently announced by Agent at its principal office in Chicago, Illinois as its "Prime Rate". The Prime Rate is one of the base rates of Agent and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Agent may designate. Any change in the Base Rate resulting from a change in such Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by Agent.

       "Proportionate Share" shall mean, with respect to each Bank, the percentage set forth under the caption "Proportionate Share" opposite such Bank's name on Schedule I, or, if different, such percentage as may be set forth for such Bank in the Register.

       "Quick Assets" shall mean, as of any date, the aggregate amount of cash, Cash Equivalents and Accounts of Borrowers and their consolidated Subsidiaries as of such date.

       "Register" shall have the meaning given to that term in Subparagraph 9.05(d).

       "Reimbursement Obligation" shall have the meaning given to such term in Subparagraph 2.02(d).

       "Reimbursement Payment" shall have the meaning given to such term in Subparagraph 2.02(c).

       "Reportable Event" shall have the meaning given to that term in ERISA.

       "Required Banks" shall mean, at any time, Banks whose Proportionate Shares equal or exceed sixty-six and two-thirds percent (66 2/3%) in the aggregate.

       "Requirement of Law" shall mean, as to any Person, the Articles or Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its





                                    1.01-10
property or to which such Person or any of its property is subject.

       "Reserve Requirement" shall mean, with respect to any day in an Interest Period for a LIBOR Loan, the aggregate of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. As used herein, the term "reserve requirement" shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Bank by any Governmental Authority.

       "Revolver Extension Request" shall have the meaning given to that term in Subparagraph 2.01(h).

       "Stated Amount" shall mean, with respect to any Letter of Credit, the aggregate amount which can be drawn on such Letter of Credit.

       "Stockholders Agreement" shall mean that certain Stockholders Agreement dated as of May 15, 1990, among SVG, SVGL, PE and IBM.

       "Subsidiary" shall mean any corporation at least the majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by either Borrower and/or one or more Subsidiaries; provided, however, the term Subsidiary shall not include SVGL.

       "SVG" shall have the meanings given to that term in clause (1) of the introductory paragraph hereof.

       "SVGIS" shall mean SVG International Service, a California corporation.

       "SVGL" shall have the meaning given to that term in clause (1) of the introductory paragraph hereof.

       "Tangible Net Worth" shall mean, as of any date, with respect to Borrowers and the Subsidiaries, their consolidated total assets as determined in accordance with GAAP as of such date minus (a) consolidated liabilities, as defined by GAAP, (b) all intangible assets of Borrowers and the Subsidiaries, including all assets which should be classified as intangible assets, in accordance with GAAP, such as goodwill, patents, trademarks, copyrights, franchises, treasury stock and deferred charges (including unamortized debt discount and research and development costs), (c) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, (d) to the extent not already





                                    1.01-11
deducted from total assets, reserves for depreciation, depletion, obsolescence or amortization of properties and other reserves or appropriations of retained earnings which have been or should be established in accordance with GAAP in connection with the business conducted by the relevant corporation, and (e) any revaluation or other write-up in book value of assets subsequent to such Borrower's or Subsidiary's fiscal year last ended at the date of this Agreement.

       "Taxes" shall have the meaning given to such term in Subparagraph
2.11(a).

       "Termination Date" shall have the meaning given to that term in Paragraph 9.14.

       "Total Commitment" shall have the meaning given to that term in Subparagraph 2.03(a).

       "Total Liabilities" shall mean, as of any date, with respect to Borrowers and the Subsidiaries, their consolidated total Debt as of such date.

       "Transfer" shall have the meaning given to such term in clause (ii) of Subparagraph 5.02(a).

       "Type" shall mean, with respect to any Loan or Borrowing at any time, the classification of such Loan or Borrowing by the type of interest rate it then bears, whether an interest rate based on the Base Rate or the LIBO Rate.





                                    1.01-12

                                 SCHEDULE 3.01

                          INITIAL CONDITIONS PRECEDENT


A.     Principal Credit Documents.

              (1) The Credit Agreement, duly executed by each Borrower, each Bank and Agent; and

              (2) Notes payable to each Bank, duly executed by each Borrower.


B.     SVG and SVGL Corporate Documents.

              (1) The Certificate of Incorporation of each Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State of Delaware;

              (2) A Certificate of Good Standing for each Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State of Delaware and Certificates of Good Standing for each Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State of California and of each State in which such Borrower is qualified to do business and to include tax good standing (if applicable);

              (3) A certificate of the Secretary or an Assistant Secretary of each Borrower, dated the Closing Date, certifying (a) that the Certificate of Incorporation of such Borrower, in the form certified by the Secretary of State of Delaware and delivered to Banks pursuant to item B(1), is in full force and effect and has not been amended, supplemented, revoked or repealed since the date of such certification;
       (b) that attached thereto is a true and correct copy of the Bylaws of such Borrower as in effect on the Closing Date; (c) that attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors of such Borrower and continuing in effect, which authorize the execution, delivery and performance by such Borrower of this Agreement and the other Credit Documents executed or to be executed by such Borrower and the consummation of the transactions contemplated hereby and thereby; and (d) that there are no proceedings for the dissolution or liquidation of such Borrower (commenced or threatened); and

              (4) A certificate of the Secretary or an Assistant Secretary of each Borrower, dated the Closing Date, certifying the incumbency, signatures and authority of the officers of such Borrower authorized to execute, deliver





                                     3.01-1
       and perform this Agreement and the other applicable Credit Documents on behalf of such Borrower.

C.     Domestic Material Subsidiary Corporate Documents.

              (1) The Certificates or Articles of Incorporation of each Domestic Material Subsidiary, certified as of a recent date prior to the Closing Date by the Secretary of State of its respective state of incorporation; and

              (2) A Certificate of Good Standing for each Domestic Material Subsidiary, certified as of a recent date prior to the Closing Date by the Secretary of State of its respective state of incorporation and Certificates of Good Standing for each Domestic Material Subsidiary, certified as of a recent date prior to the Closing Date by the Secretary of State of each State in which such Domestic Material Subsidiary is qualified to do business and to include tax good standing (if applicable).


D.     Opinions.

              (1) A written opinion of Wilson, Sonsini, Goodrich & Rosati, outside counsel for Borrowers, dated the Closing Date and addressed to each Agent and each Bank, in form and substance reasonably acceptable to Agent, each Bank and Borrowers.


E.     Financial Statements, Financial Condition, Etc.

              (1) Copies of (a) the audited consolidated statements of stockholders' equity, cash flow and income of Borrowers and the Subsidiaries for the fiscal year ended September 30, 1994, and consolidated balance sheets of Borrowers and the Subsidiaries as of the end of such fiscal year prepared by Deloitte & Touche, and (b) the unqualified opinion and management letter (if any) delivered by such accountants in connection with such financial statements; and

              (2) Copies of (a) the unaudited consolidated statements of stockholders' equity, and income, and consolidated statements of cash flow, of Borrowers and the Subsidiaries for the fiscal quarter ending June 30, 1995 and for that portion of Borrower's fiscal year ending with such quarter; (b) consolidated balance sheets of Borrowers and the Subsidiaries as of the end of such quarterly period, all such statements in (a) and (b) to be in reasonable detail, subject to year-end audit adjusted and certified by each Borrower's chief financial officer, treasurer or corporate controller to have been prepared in accordance with GAAP; and (c) such other financial





                                     3.01-2
       information relating to Borrowers and the Subsidiaries as specified in Annex 5.01(c).

              (3) An organizational chart for Borrowers and the Subsidiaries; and

              (4) A Certificate, dated the Closing Date and signed by the chief financial officer of each Borrower, certifying that (i) the Acquisition Agreements are in full force and effect in the forms delivered to the Existing Banks on October 7, 1994 in connection with the Existing Credit Agreement and (ii) the Acquisition Agreements have not been amended or modified since October 7, 1994, except to the extent disclosed in such certificate.


F.     Other Items.

              (1) A duly completed and timely delivered Notice of Borrowing for the initial Borrowing, if Loans are to be borrowed on the Closing Date;

              (2) All fees payable to Agent and the Banks on or prior to the Closing Date;

              (3) Payment to Agent of the fees and expenses of its counsel (both inside and outside counsel) to the Closing Date;

              (4) Payment of all loans, interest, reimbursement obligations, fees and other amounts payable under the Existing Credit Agreement and all related documents, instruments and agreements; and

              (5) Such other evidence as Agent or any Bank may reasonably request to establish the accuracy and completeness of the representations and warranties and the compliance with the terms and conditions contained in this Agreement and the other Credit Documents.





                                     3.01-3